    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1997


                                                     REGISTRATION NO. 333-7137

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                               AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                 UNDER THE SECURITIES ACT OF 1933, AS AMENDED


                                 VOTAN CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                              7372                       94-3246202
  (State or Other Jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer
   Incorporation or Organization)           Classification Code)         Identification Number)

         6920 KOLL CENTER PARKWAY #214, PLEASANTON, CALIFORNIA 94566
                                (510) 426-5600
             (Address, Including Zip Code, and Telephone Number,
      Including Area Code, of Registrant's Principal Executive Offices)

                                JOHN A. WHITE
                           CHIEF EXECUTIVE OFFICER
                              VOTAN CORPORATION
         6920 KOLL CENTER PARKWAY #214, PLEASANTON, CALIFORNIA 94566
                                (510) 426-5600
          (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                       COPIES OF ALL COMMUNICATIONS TO:

     WILLIAM L. HUDSON, ESQ.                      SUSAN B. KALMAN, ESQ.
      RANDALL M. LAKE, ESQ.                    FRESHMAN, MARANTZ, ORLANSKI,
  BROBECK, PHLEGER & HARRISON LLP                    COOPER & KLEIN
       ONE MARKET PLAZA                              8TH FLOOR EAST
      SPEAR STREET TOWER                           9100 WILSHIRE BLVD.
 SAN FRANCISCO, CALIFORNIA 94105              BEVERLY HILLS, CALIFORNIA 90212
     TELEPHONE (415) 442-0900                   TELEPHONE (310) 273-1870
     FACSIMILE (415) 442-1400                   FACSIMILE  (310) 273-8357

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, as amended, please check the following box.
 [ ]

                       CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------

                                                        PROPOSED MAXIMUM  PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF            AMOUNT TO       OFFERING PRICE      AGGREGATE         AMOUNT OF
    SECURITIES TO BE REGISTERED        BE REGISTERED    PER SECURITY(1)    OFFERING PRICE   REGISTRATION FEE
-----------------------------------  ----------------  ----------------  ----------------  ----------------
Common Stock, no par value(2) ......  1,840,000 shares       $5.00         $9,200,000.00           --
-----------------------------------  ----------------  ----------------  ----------------  ----------------
Underwriter's Warrant(3)............     1 warrant           $5.00             $5.00               --
-----------------------------------  ----------------  ----------------  ----------------  ----------------
Common Stock issuable upon exercise
 of Underwriter's Warrant(4)........   160,000 shares        $6.00          $960,000.00            --
-----------------------------------  ----------------  ----------------  ----------------  ----------------
Totals..............................         --                --          $10,160,005.00     $3,078.79(5)
-----------------------------------  ----------------  ----------------  ----------------  ----------------

-----------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

(2) Includes 240,000 shares which the Underwriter has the option to purchase to cover over-allotments, if any.

(3) In connection with the Company's sale of Common Stock, the Company is granting to the Underwriter (the "Underwriter") a warrant to purchase up to 160,000 shares of Common Stock (the "Underwriter's Warrant"). The price to be paid by the Underwriter for the Underwriter's Warrant is $5.00.

(4) The exercise price of the Underwriter's Warrant is expected to be $6.00 per share of Common Stock. Such shares are being registered for resale by the Underwriter and its assigns and transferees on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

(5)    A filing fee of $13,562 was previously paid on June 28, 1996.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED APRIL 8, 1997


PROSPECTUS

                                 [VOTAN LOGO]
                               VOTAN CORPORATION

                               1,600,000 SHARES

                                 COMMON STOCK

   The 1,600,000 shares of Common Stock offered hereby are being sold by Votan Corporation ("Votan" or the "Company"). Upon completion of this offering MOSCOM Corporation ("MOSCOM"), the current owner of all of the Company's Common Stock, will own approximately 50% of the outstanding shares of Common Stock (45% if the Underwriter's over-allotment option is exercised in full). Prior to this offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be $5.00 per share. The offering price of the Common Stock has been determined by negotiation between the Company and H.J. Meyers & Co., Inc., the Underwriter (the "Underwriter"), and is not necessarily related to the Company's asset value or any other established criterion of value. For the method of determining the initial offering price of the Common Stock, see "Risk Factors" and "Underwriting." The Company has applied for quotation of the Common Stock on the Nasdaq SmallCap Market under the symbol"VOTN."


THE SHARES OF STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS"
                             BEGINNING ON PAGE 7.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
-----------------------------------------------------------------------------

                             UNDERWRITING
                PRICE TO     DISCOUNTS AND    PROCEEDS TO
                 PUBLIC     COMMISSIONS(1)    COMPANY(2)
Per Share ..   $     5.00      $    .50       $     4.50
-----------  ------------  ---------------  -------------
Total(3)  ..   $8,000,000      $800,000       $7,200,000

-----------------------------------------------------------------------------

(1) Does not include additional compensation to be received by the Underwriter in the form of (i) a non-accountable expense allowance of $240,000 (or $276,000 if the Underwriter's over-allotment option described in footnote (3) is exercised in full), and (ii) a warrant to purchase up to 160,000 shares of Common Stock at $6.00 per share, exercisable over a period of four years, commencing one year from the date of this Prospectus (the "Underwriter's Warrant"). In addition, each of the Company and MOSCOM has agreed to indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company, estimated at $1,180,000, including the Underwriter's non-accountable expense allowance, of which $400,000 of such expenses were paid by MOSCOM in connection with the Company's postponed 1996 offering and will not be reimbursed by the Company.


(3) Each of the Company and MOSCOM has granted the Underwriter an option (together the "Underwriter's over-allotment option"), exercisable within 30 business days of the date of this Prospectus, to purchase up to 120,000 additional shares of Common Stock, respectively, on the same terms and conditions set forth above to cover over-allotments, if any. If all such additional shares of Common Stock are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be increased to $9,200,000, $920,000 and $7,740,000, respectively, and the proceeds to MOSCOM will be $540,000. See "Underwriting" and "Principal Stockholders."


   The shares of Common Stock offered hereby will be offered on a "firm commitment" basis by the Underwriter when, as and if delivered to and accepted by the Underwriter and subject to prior sale, withdrawal or cancellation of the offer without notice. It is expected that delivery of the certificates representing the shares of Common Stock will be made at the office of H.J. Meyers & Co., Inc., 1895 Mt. Hope Avenue, Rochester, New York
14620 on or about          .

                           H.J. MEYERS & CO., INC.
                 THE DATE OF THIS PROSPECTUS IS        , 1997

 #############################################################################

                               GRAPHIC OMITTED
 PICKUP: "P1"
 =============================================================================
 IMAGE: "VOTANIFCB"
 =============================================================================
 #############################################################################

   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                  ----------

   The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                                  ----------

   Votan(Registered Trademark) is a registered trademark of the Company and VoiceLock, TeleVoice and VoiceBuilder for Windows are trademarks of the Company. This Prospectus also includes references to trademarks and trade names of companies other than the Company.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements of the Company, including the notes thereto, contained elsewhere in this Prospectus. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

                                 THE COMPANY

   Votan Corporation is a developer of advanced speech technologies utilized in voice verification and speech recognition applications. The Company's primary focus is the development of commercially feasible voice verification applications that address the growing demand for enhanced security of financial transactions, electronic databases and physical facilities. The Company's products are designed to verify the user's identity without the need for cumbersome or invasive procedures. Votan offers its customers either a standard or customized single vendor solution and integrates its voice verification and speech recognition software technology on a single proprietary board.

   The Company's voice verification technologies and products may be used in a variety of applications to authenticate the identity of a speaker by establishing a match between the speaker's speech patterns and previously stored templates. The Company's technologies consist of proprietary algorithms and patented methods that are highly resistant to extraneous noise interference such as the electronic static of a telephone line, the clamor of a public area (such as a bank lobby or retail store) or unintended non-speech sounds made by the speaker. The ability of Votan's speech technologies to distinguish and ultimately ignore extraneous noises enables the Company's products to perform accurately in noisy, uncontrolled environments and makes its products particularly suitable for a variety of real-world applications. In addition to its voice verification technologies, Votan has developed speech recognition technologies that have been utilized in a number of products for the telecommunications market. These speech recognition technologies complement the Company's voice verification products and applications.

   The Company intends to actively market its voice verification technologies and products for computer network, electronic commerce, Internet, cellular phone and physical access applications. Votan's initial focus will be to market its voice verification technologies and products directly to banks and other financial institutions for use in a variety of applications, including bank teller verification, home banking, wire transfers, credit cards, smart cards and automatic teller machines ("ATMs"). The Company's voice verification technologies and products are designed to enhance the security of financial transactions and improve productivity by reducing the amount of time required to process a transaction. Votan's voice verification products have been developed and tested for a variety of applications but are still in early stages of commercialization. The Company recently worked with The Chase Manhattan Bank, N.A. ("Chase") to analyze the results of a pilot program which utilized the Company's voice verification products to authenticate the identity of customers prior to a teller transaction. Over 9,000 Chase customers were enrolled in the program.

   The Company's voice verification and speech recognition technologies have to date been incorporated into various products sold by MOSCOM, the sole stockholder of the Company, to numerous leading telecommunications systems providers, including Siemens AG, Lucent Technologies, Inc. and Alcatel SEL AG. These technologies are being used in a variety of telecommunications applications, particularly in international markets that do not utilize touch tone telephone systems and, therefore, must rely on speech recognition technologies to permit interactive telephonic services such as voice mail. The Company and MOSCOM have entered into certain agreements that will enable the Company to continue to market its products and technologies through MOSCOM's existing channels of distribution. See "Certain Transactions -- MOSCOM Relationship."

   The key elements of the Company's strategy are to: (i) exploit its technological leadership in the voice verification market; (ii) actively market its proprietary technologies and products directly and through original equipment manufacturers ("OEMs"), value-added resellers ("VARs") and systems integrators for use with computer networks, electronic commerce, cellular phones, the Internet and physical access applications; (iii) focus on direct sales of its proprietary technologies and products to banks and other financial institutions; (iv) leverage MOSCOM's existing relationships with leading telecommunications systems manufacturers and suppliers in order to market its voice verification and speech recognition technologies internationally; and (v) accelerate the development of the auditory model and a line of software-only products.


   Votan's business and operations were acquired by MOSCOM in September 1991 for $332,730 from a predecessor company that had been engaged in voice verification and speech recognition development since its inception in 1979. The Company has, until recently, conducted its business and operations as the Votan division of MOSCOM. In June 1996, MOSCOM transferred substantially all of the voice verification and speech recognition business, operations (including research and development), assets and liabilities of the Votan division to the Company (the "Formation"). After the consummation of this offering, MOSCOM will own approximately 50% of the outstanding shares of Common Stock of the Company (45% if the Underwriters' over-allotment option is exercised in full).


   Votan was incorporated in Delaware in June 1996. The Company's executive offices are located at 6920 Koll Center Parkway #214, Pleasanton, California 94566, and its telephone number is (510) 426-5600.


                  NOTICE TO CALIFORNIA AND OREGON INVESTORS

   Each purchaser of shares of Common Stock in California and Oregon must meet one of the following suitability standards: (i) a liquid net worth (excluding home, furnishings and automobiles) of $250,000 or more and gross annual income during 1995, and estimated during 1996, of $65,000 or more from all sources; or (ii) a liquid net worth (excluding home, furnishings and automobiles) of $500,000 or more. Each California and Oregon resident purchasing shares of Common Stock offered hereby will be required to execute a representation that it comes within one of the aforementioned categories.

                            SUMMARY FINANCIAL DATA

   The summary information set forth below should be read in conjunction with the financial statements and the notes contained in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The historical financial information may not be indicative of the Company's future performance and does not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered. See "Risk Factors -- Recent Organization; Absence of Operating History as an Independent Business; Limited Relevance of Historical Financial Information."



                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEAR ENDED DECEMBER 31,
                                           ------------------------------------------
                                              1993       1994       1995       1996
                                           --------  ----------  --------  ----------
STATEMENT OF OPERATIONS DATA:
Sales.....................................   $ 517     $   593     $ 572     $   246
Gross profit .............................     210         288       243          18
Engineering and software development,
 net......................................     342         579       424         521
Net loss..................................   $(846)    $(1,003)    $(891)    $(1,875)
Net loss per share (1)....................                                   $ (1.17)
Weighted average shares outstanding (2) ..                                     1,600

                                   DECEMBER 31, 1996
                               ------------------------
                                                 AS
                                  ACTUAL    ADJUSTED (3)
                               ----------  ------------
                                            (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit) ....   $(1,426)      $4,978
Total assets..................       363        5,396
Total liabilities.............     1,459           92
 Due to MOSCOM
 Corporation(4)...............     1,367           --
Total stockholder's equity ...    (1,096)       5,304

------------
(1) Pursuant to Securities and Exchange Commission (the "Commission") requirements, net loss per share of the Company is presented on a pro forma basis for the most recent year presented. See Note 3 of the Notes to Financial Statements.

(2) Gives retroactive effect to the capitalization of the Company and reflects an effective 1,600-to-1 stock split of the Common Stock. See Notes 11 and 12 of the Notes to Financial Statements.

(3) Adjusted to give effect to the sale of 1,600,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $5.00 per share (after deducting the estimated underwriting discounts and estimated offering expenses) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(4) Pursuant to an agreement between MOSCOM and the Company (the "Inter-company Loan"), the Company has agreed to reimburse MOSCOM up to $1.6 million for amounts loaned to the Company to fund operations since the Formation and MOSCOM has agreed to forgive any amounts owed by the Company to MOSCOM in excess of $1.6 million. Such amounts, if any, in excess of $1.6 million will be used to increase the equity of the Company on a dollar-for-dollar basis. See "Use of Proceeds" and "Certain Transactions -- MOSCOM Relationship."

                                 THE OFFERING

Common Stock offered by the Company...................   1,600,000 shares
Common Stock to be outstanding after this offering ...   3,200,000 shares
Use of Proceeds ......................................   For expansion of sales and
                                                         marketing activities; research
                                                         and development; repayment of the
                                                         Inter-company Loan; reimbursement
                                                         of MOSCOM for certain expenses;
                                                         and working capital and general
                                                         corporate purposes. See "Use of
                                                         Proceeds."
Proposed Nasdaq SmallCap Market symbol................   VOTN

                                  ----------

                                 RISK FACTORS

   The shares of Common Stock offered hereby involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors."

                                  ----------

   Except as otherwise specified, all information in this Prospectus assumes
(i) no exercise of the Underwriter's over-allotment option, the Underwriter's Warrant, or stock options outstanding or reserved for issuance under the Company's stock plan, (ii) the 5,499-for-1 stock dividend of the Common Stock effected on September 20, 1996, and (iii) the 3.4375-to-1 reverse stock split of the Common Stock which the Company effected on March 7, 1997. The stock dividend and reverse stock split result in an effective 1,600-to-1 stock split. See "Management -- 1996 Stock Option Plan," "Description of Capital Stock" and "Underwriting."

                                 RISK FACTORS

   In addition to other information contained in this Prospectus, prospective investors should carefully consider the following specific factors relating to the Company and its business before deciding to invest in the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth in the following risk factors and elsewhere in this Prospectus.


GOING CONCERN ASSUMPTIONS OF THE COMPANY'S INDEPENDENT AUDITORS; PAST AND ANTICIPATED OPERATING LOSSES; UNCERTAINTY OF FUTURE RESULTS


   The financial statements of the Company and the notes thereto included in this Prospectus have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to such financial statements and throughout these risk factors, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. While the Company believes that the net proceeds of this offering plus revenues, if any, from operations, will be adequate to fund the Company's operations for at least the next 12 months, no assurance can be given that the Company would not consume an unexpected and significant amount of its available resources. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and Note 2 of the Notes to Financial Statements.

   Since its acquisition by MOSCOM through December 31, 1996, the Company had accumulated net losses from operations in an amount equal to approximately $5.4 million and had incurred negative cash flows. The Company has a net working capital deficiency of approximately $1,426,000 as of December 31, 1996. Sales decreased from $572,000 for the year ended December 31, 1995 to $246,000 for the year ended December 31, 1996. The decrease was primarily due to the absence of international sales for the year ended December 31, 1996. The Company expects to generate additional losses at least through late 1998, as it continues to expend substantial resources in establishing and expanding its sales and marketing activities, research and development and building its separate corporate infrastructure. There can be no assurance that significant revenues or profitability will ever be achieved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RECENT ORGANIZATION AS AN INDEPENDENT BUSINESS; ABSENCE OF OPERATING HISTORY AS AN INDEPENDENT BUSINESS; LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION


   In June 1996, MOSCOM established the Company as a wholly owned subsidiary into which it transferred substantially all of the voice verification and speech recognition business, operations (including research and development), assets and associated liabilities of its Votan division. Accordingly, the Company has limited independent operating history upon which an evaluation of the Company and its prospects can be based. After this offering, the Company will continue to be a subsidiary of MOSCOM but will operate as a separate, stand-alone business. The Company's management has limited experience, as a group, operating the Company as a stand-alone business unit, separate and apart from MOSCOM. Except as otherwise described in this Prospectus, MOSCOM has no obligation to provide financial assistance to the Company and has no plans to do so. See "Certain Transactions -- MOSCOM Relationship." The inability of the Company to operate successfully as a separate entity would have a material adverse effect on the Company's business, financial condition and results of operations.

   The financial information included herein does not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or what the results of operations, financial position and cash flows would have been had the Company been operated as a separate, stand-alone business during the periods presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTIES REGARDING FUTURE CAPITAL REQUIREMENTS; ABSENCE OF MOSCOM
FUNDING

   For at least the last three years, the Company has operated, and is currently operating, at a loss. In the past, the Company's working capital needs have been met by MOSCOM. However, MOSCOM will no longer be providing funds to finance the Company's operations after consummation of this offering. While the Company believes that the net proceeds of this offering plus revenues, if any, from operations, will be adequate to fund the Company's operations for at least the next 12 months, no assurance can be given that the Company would not consume an unexpected and significant amount of its available resources. The Company's working capital requirements and cash flow provided by its operating activities are likely to vary greatly from quarter to quarter, depending on the volume and timing of customer orders, the timing of deliveries and the payment terms offered to customers. The Company's future capital requirements will also depend on numerous factors, including the successful commercialization of its voice verification and speech recognition technologies, progress in its product development efforts, the level of product development efforts, the development of effective sales and marketing activities, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights. To the extent that funds generated from the Company's operations, together with the net proceeds of this offering and the interest earned thereon, are insufficient to meet current or planned operating requirements, the Company will be required to obtain additional funds through equity or debt financing, strategic alliances with corporate partners and others or through other sources. If additional funds are raised through the issuance of equity securities, the net tangible book value per share of the Common Stock may decrease, the percentage ownership of then current stockholders of the Company may be diluted and such equity securities may have rights, preferences or privileges senior to those of the holders of Common Stock. The Company does not have any committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on commercially reasonable terms, if at all. If adequate funds are not available on terms acceptable to the Company, the Company may be required to delay, scale back or eliminate certain aspects of its operations or attempt to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, products or potential markets. If adequate funds are not available, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

EARLY STAGE OF MARKET DEVELOPMENT; UNCERTAINTY OF MARKET ACCEPTANCE

   The markets for voice verification and speech recognition products is relatively new and at an early stage of development. The development of the voice verification and speech recognition markets will be dependent in part upon the growth of third-party applications incorporating voice verification and speech recognition technologies and demand for new applications, the ability of speech technology to meet and adapt to these needs, and the continuing price and performance improvements in hardware and software technologies that will reduce the cost and increase the performance of products incorporating voice verification and speech recognition technologies. There can be no assurance that the voice verification and speech recognition markets will develop further. The Company's success depends upon the widespread acceptance of biometrics (the measurement of human physical characteristics to confirm identity) as a useful and cost-effective method to supplement conventional methods of transactional, data and physical access security. There can be no assurance that the business community will accept the use of biometrics.

NO ASSURANCE OF COMMERCIALIZATION OF PRODUCTS UNDER DEVELOPMENT

   The Company's business strategy is initially dependent upon the continued development and commercialization of voice verification products. The Company is involved in development efforts with regard to a number of potential products including, in particular, the development of an auditory model and a line of software-only products. There are a number of technological challenges that the Company must successfully address to complete its development efforts. Product development involves a high degree of risk, and returns on the Company's investment are dependent upon successful development and commercialization of such products. Some of the Company's products based on the Company's voice verification and speech recognition technologies will require significant additional research and development. There can be no assurance that any of the products currently being developed by the Company, or those to be developed in the future by the Company, will be technologically feasible, commercially viable or will gain market acceptance or that such development will be completed at all.

   The development of the Company's technologies and the applications of such technologies by its customers have required, and will continue to require, significant technical innovations. In many cases, the Company must adapt its products to meet the specific requirements of the customers' hardware or software in which the products are to be integrated. The adaptation process can be time-consuming and costly to both the Company and its customers, and the quality and resulting market acceptance of the end product will depend, to a substantial extent, upon the success of such adaptation. There can be no assurance that the Company will be successful in developing new products or enhancing the performance of its existing products on a timely basis or within budget, if at all. Any such failure could materially and adversely affect the Company's business, financial condition and results of operations.

   To date, the Company's voice verification and speech recognition technologies have only been incorporated in commercially available products on a limited basis, primarily in applications relating to telecommunications. Acceptance of these technologies on a commercial basis (other than telecommunications applications) will be dependent upon the development of the voice verification and speech recognition markets, the performance and price of the Company's and its customers' products and customer reaction to these products.

   Furthermore, the Company's growth and success will depend upon market acceptance of the Company's voice verification and speech recognition technologies as useful and cost-effective alternatives to other biometric security methods such as fingerprinting or retina scanning. Failure of the Company's voice verification and/or speech recognition technologies to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

   The Company's future revenues and operating results are uncertain and will fluctuate from quarter to quarter and from year to year due to a combination of factors, including the timing of capital expenditures, demand for the Company's products, the volume and timing of orders and the ability to fulfill orders, the level of product and price competition, the expansion of the Company's sales and marketing organization, the Company's ability to develop new and enhanced products, the type of distribution channels through which products are sold, the mix of products and services sold and general economic factors.

DEPENDENCE ON LIMITED NUMBER OF CUSTOMERS; CHANGE OF PRODUCT STRATEGY

   Historically, the Company's products have been sold to a limited number of customers. In the years ended December 31, 1994, 1995 and 1996, the Company made significant sales to only four, six and three customers, representing 38%, 84% and 84% of the Company's sales, respectively. See "Business -- Sales and Marketing." In some cases, the customers are not recurring customers that are expected to purchase substantial quantities of the Company's products in the future. Accordingly, the Company currently does not have a substantial customer base of its own to which it can market its new products. The inability of the Company to develop a broad or substantial customer base in the future would have a material adverse effect on its business, financial condition and results of operations.


   The Company's product sales have consisted mostly of the sale of computer boards to third parties that have added application software to meet their requirements or those of the ultimate end-user. The Company plans to shift its strategy to place greater emphasis on the delivery of complete end-user solutions. Delivery of complete solutions to end users is expected to be more complex, time consuming and require additional and more sophisticated sales and service personnel. This strategy is also expected to result in higher sales per transaction, the timing of which would have a material effect on the reported results of operations from period to period. Moreover, the inability of the Company to successfully implement this new strategy would have a material adverse effect on the business, results of operations and financial condition of the Company.


CONTROL BY MOSCOM; POTENTIAL CONFLICTS OF INTEREST

   The Company is currently a wholly owned subsidiary of MOSCOM. Immediately following this offering, MOSCOM will own approximately 50% of the outstanding shares of Common Stock (45% if the

Underwriter's over-allotment option is exercised in full). As a result, MOSCOM will retain the voting power required to effectively control the election of all directors and to approve other matters required to be voted upon by the stockholders of the Company. The concentration of ownership and MOSCOM's voting control may have the effect of delaying or preventing a change in control of the Company, or causing a change in control of the Company that may not be favored by the Company's other stockholders. There can be no assurance that MOSCOM's ability to prevent or cause a change in control of the Company will not have a material adverse effect on the price of the Common Stock. See "Principal Stockholders" and "Description of Capital Stock." Prior to the Formation, the Votan division had a limited number of employees and depended upon MOSCOM for most administrative, sales and marketing functions. After this offering, these functions will be undertaken by the Company, and there can be no assurance that the Company will be successful in taking control of these functions from MOSCOM. Furthermore, the Company has entered into certain agreements with MOSCOM which govern certain aspects of the parties' relationship after the Formation, including the licensing of certain technologies, the provision of certain administrative, quality assurance testing and other services and physical facilities. See "Certain Transactions -- MOSCOM Relationship." There can be no assurance that conflicts of interest between MOSCOM and the Company will not arise with respect to the contractual arrangements, any services which might be provided by MOSCOM in the future, or other matters. Any adverse change in the Company's relationship with MOSCOM would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's Bylaws provide that the independent members of the Company's Board of Directors shall decide all matters before the Board relating to MOSCOM and the Company. See "Certain Transactions -- MOSCOM Relationship."

NEW MANAGEMENT TEAM; RISKS ASSOCIATED WITH MANAGING GROWTH

   The Company has recently hired a Chief Executive Officer, a Director of Marketing, two Regional Sales Managers and a Director of OEM/VAR Sales. The new management team is in the early stages of being integrated into the Company, and there can be no assurance that the management team will be successfully integrated. The Company intends to hire a Chief Financial Officer and a Chief Technical Officer following the effective date of this offering. The Company has entered into an employment agreement with John A. White, the Company's President and Chief Executive Officer. See "Management -- Employment Agreements." The Company has not entered into employment agreements with any other employees, but intends to enter into an employment agreement with Richard C. Vail, an Executive Vice President of the Company, after the effective date of this offering.

   The Company's anticipated level of growth, should it occur, will challenge the Company's management and its sales and marketing, customer support, research and development and finance and administrative operations. The Company's future performance will depend in part on its ability to manage any such growth, should it occur, and to adapt its operational and financial control systems, if necessary, to respond to changes resulting from any such growth. The failure of the Company's management to respond to and manage growth effectively will have a material adverse effect on the Company's business, financial condition and results of operations.

DEVELOPMENT OF MARKETING AND SALES ORGANIZATION; DEPENDENCE ON SALES BY THIRD PARTIES

   The Company currently has a small marketing and sales support organization. Votan's previous revenues largely resulted from indirect sales through MOSCOM or from direct sales of certain applications developed to meet the needs of particular customers. While the Company intends to increase substantially its direct sales and marketing force, there can be no assurance that the Company will be successful in doing so or that such an organization will be able to generate increased sales or compete effectively against the more extensive and well-funded sales and marketing organizations of the Company's current or potential competitors. If the Company is unable to successfully expand its sales and marketing organization, the Company's business, operating results and financial condition would be materially adversely affected.

   The Company has limited experience in marketing its products and technologies directly to end-users. Although the Company's initial focus is on direct sales of its voice verification products, a significant portion of the Company's revenues may be dependent upon the ability of systems integrators, VARs and OEMs to develop and sell systems that utilize the Company's technologies. Factors that adversely affect the revenues of the Company's systems integrator, VAR and OEM customers, such as economic conditions, patent positions, their technology and other marketing restrictions, may have a substantial impact upon the Company's financial results. No assurance can be given that any systems integrator, VAR or OEM customer will use the Company as a supplier of voice verification and speech recognition technologies, that they will give the sale of the Company's products or other products utilizing the Company's technologies adequate priority or that customers of the Company will not experience financial or other difficulties that could adversely affect their revenues and, in turn, the business, results of operations and financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."


UNCERTAINTY OF PRODUCT RELIABILITY


   Most customer applications incorporating the Company's technologies are being developed or have only been introduced to the market over the past three years. As a result of the limited period of use and the controlled environment in which many of the Company's technologies have been tested and used to date, there can be no assurance that they will meet their performance specifications under all conditions or for all applications. If any of the Company's technologies fails to meet such expectations, the Company may be required to enhance or improve that technology, and there can be no assurance that the Company would be able to do so on a timely basis, if at all. Introduction by the Company of products with reliability, quality or compatibility problems could result in reduced orders, uncollectible accounts receivable, delays in collecting accounts receivable and additional costs. There can be no assurance that, despite testing by the Company or by its customers, errors will not be found in the Company's products after commencement of commercial deployment, resulting in product redevelopment costs and loss of, or delay in, market acceptance. In addition, there can be no assurance that the Company will not experience in the future significant product returns or that the Company will not be required to upgrade customer equipment in order to accommodate the Company's products. Any product defects could subject the Company to warranty or product liability claims. Any such event could have a material adverse effect on the Company's business, financial condition or results of operations.

RELIANCE ON SALES OF VOICE VERIFICATION PRODUCTS

   To date, the Company's revenues from voice verification products have been limited. Sales of the Company's voice verification products are expected to account for a substantial portion of the Company's revenues for the foreseeable future. The balance of the revenues is likely to be derived from license fees earned as a result of the sale by MOSCOM of speech recognition products into the telecommunications marketplace. Accordingly, the Company's business and results of operations are dependent on sales of voice verification products, and the failure to generate or any decrease in sales of voice verification products would have a material adverse effect on the Company. The Company's future performance will depend in significant part on the successful development, introduction, marketing and customer acceptance of voice verification products. See "Business -- The Votan Solution."

COMPETITION; ALTERNATIVE TECHNOLOGIES

   The voice verification and speech recognition industry is subject to intense competition. The Company's competitors and potential competitors in the United States and abroad are numerous and include, among others, Apple Computer, Inc., AT&T Corp. ("AT&T"), Berkley Speech Technologies Inc., Dragon Systems, Inc., the DSP Group, International Business Machines Corporation ("IBM"), ITT Aerospace Communications ("ITT"), Lernout & Hauspie Speech Products N.V., Lucent Technologies, Inc., Microsoft Corporation, NEC Corp., Nuance Communications, Siemens AG, Speech Systems, Inc., Texas Instruments Corporation ("Texas Instruments"), T-Netix, Inc. ("T-Netix"), Veritel Corporation ("Veritel") and Voice Control Systems, Inc. ("Voice Control Systems"). While all of the foregoing competitors participate in the speech recognition market, currently only ITT, Texas Instruments, T-Netix, Veritel and Voice Control Systems compete with the Company in the voice verification market. In addition, the Company is likely to become subject to competition in the verification marketplace from companies which produce or are developing biometric identification products, such as fingerprint matching, retina pattern matching and signature analysis, as well as companies which market or develop traditional key, card and surveillance systems. Existing and potential competitors may be able to develop technologies that are as effective as, or more effective or easier to use than those offered by the Company, which would render the Company's technologies noncompetitive or obsolete. Moreover, many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, distribution and technological resources than the Company. Such existing and potential competitors may also enjoy substantial advantages over the Company in terms of research and development expertise, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the abilities of their speech technology products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

RAPID TECHNOLOGICAL CHANGES MAY ADVERSELY AFFECT THE COMPANY

   The voice verification and speech recognition market in which the Company operates is characterized by rapid technological change. The development of new technology by the Company's competitors may render the Company's technologies obsolete. Competition in the field of voice verification and speech recognition is based largely on technological superiority. Accordingly, the success of the Company will depend upon its ability to continually enhance its current technologies, to develop and introduce new products that keep pace with technological developments and to timely address the changing needs of the marketplace. There can be no assurance that the Company's research and development activities will result in the successful development of new technologies and products or the enhancement of existing technologies and products. In addition, there can be no assurance that the introduction of products, services or technological developments by others will not have a material adverse effect on the Company's operations. See "Business -- Industry Background," "--Technology and Research and Development" and "--Products."

DEPENDENCE ON THIRD-PARTY MANUFACTURERS

   The Company does not own or control any manufacturing facilities, does not manufacture component parts for its products and has no current plans to acquire such facilities or produce such components. The Company contracts with MOSCOM, who, in turn, contracts with third-party suppliers to manufacture its products and will continue to depend upon such an arrangement in the future. The Company generally does not have long-term contracts with suppliers for the purchase and delivery of component parts or contractors for the assembly of its products.

   Certain key components of the Company's voice verification and speech recognition products are currently manufactured for the Company by various third-party contract manufacturers. In the event that the Company is unable to obtain sufficient quantities of such components on commercially reasonable terms, or in a timely manner, the Company will not be able to manufacture its products on a timely and cost-competitive basis, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing." The loss of any one supplier or an inability of suppliers to provide the Company with the required quantity or quality of products could have a material adverse effect on the Company's business, financial condition and results of operations, until such time as an alternate source of supply for such products is found. Although the Company believes that it can obtain contracts with suppliers that will satisfy the Company's quality requirements and production schedules at a price that is acceptable to the Company, no assurance can be given that it will be successful in obtaining acceptable contracts. See "Business -- Manufacturing."

   All quality assurance and testing of the Company's products will, for the foreseeable future, be conducted by MOSCOM. MOSCOM will also handle the final packaging and shipping of products. See

"Certain Transactions -- MOSCOM Relationship." Accordingly, the Company will be dependent upon MOSCOM to cost-effectively and efficiently handle its production needs until such time as the Company can develop its own operations or identify other third-party service providers. The failure of MOSCOM to provide its services to the Company in an efficient and cost-effective manner would have a material adverse effect upon the Company's business, results of operations and financial condition.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

   The Company's success will depend in part on its ability to obtain and maintain patent protection for its technologies, products and processes, preserve its trade secrets and operate without infringing the proprietary rights of other parties. Because of the substantial length of time and expense associated with bringing new products through development to the marketplace, the voice verification and speech recognition industry places considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products and processes. While the Company holds two patents for methods relating to its proprietary algorithms, the Company relies primarily upon a combination of trademark, copyright, know-how and trade secrets and contractual restrictions to protect its intellectual property rights. The Company believes that such measures afford only limited protection and, accordingly, there can be no assurance that the steps taken by the Company to protect these proprietary rights will be adequate to prevent misappropriation of the technology or the independent development of similar technology by others. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that any patents issued or licensed to the Company will not be challenged and held to be invalid, or that present or future patents will provide commercially significant protection to the Company's present or future technologies, products or processes. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information not covered by patents to which the Company owns rights or obtain access to the Company's know-how or that others will not be issued patents that may prevent the sale of one or more of the Company's technologies, or require licensing and the payment of significant fees or royalties by the Company to third parties in order to enable the Company to conduct its business. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its technologies, products or processes to avoid infringement. The Company's failure to obtain these licenses or to redesign its technologies, products or processes would have a material adverse effect on the Company's business, financial condition and results of operations.

   No assurance can be given as to the degree of protection afforded by any patents issued to or licensed by the Company or that such patents will not be infringed by the products of others. The Company has received a notice from a third party claiming broad patent protection in the voice processing area and alleging that certain of the Company's voice mail and voice processing products may infringe upon its patent. Based on advice of its patent counsel, the Company does not believe that any of its products infringes upon the cited third-party patent, and if necessary, the Company intends to vigorously defend its position. However, the Company may not be able to successfully defend against the claimed infringement. There can be no assurance that the Company will not be subject to other claims that its technologies or products infringe upon the patents or proprietary rights of third parties. Defense and prosecution of patent claims can be expensive and time-consuming, regardless of whether the outcome is favorable to the Company, and can result in the diversion of substantial financial, management and other resources from the Company's other activities. An adverse outcome could subject the Company to significant liability to third parties, require the Company to obtain licenses from third parties or require the Company to cease any related research and development activities or product sales. In addition, the laws of certain countries may not protect the Company's intellectual property rights to the same extent that such rights are protected in the United States.

   The Company's success is also dependent upon the skill, knowledge and experience of its scientific and technical personnel. To help protect its rights, the Company requires all employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company, and in most cases, assignment to the Company of their ideas, developments, discoveries and inventions. There can be no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. See "Business -- Proprietary Rights."

INTERNATIONAL SALES AND OPERATIONS RISKS


   The Company plans to sell applications based on its voice verification and speech recognition technologies to customers both in the United States and internationally. International sales and operations may be limited or disrupted by the imposition of government controls, the need for government certification of products connecting to telephone networks, political instability, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Additionally, the Company's business, financial condition and results of operations may be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates and difficulties in obtaining required licenses and permits. To date, the Company has not engaged in exchange rate hedging activities to reduce the risks of such fluctuations. In addition to the usual risks associated with foreign sales (such as currency fluctuations and restrictions, inflation, export-import regulations, customs matters, foreign collection problems, and military, political and transportation risks), the sale of voice technologies in foreign countries involves additional governmental regulation, necessary product adaptations to local languages and switching systems and uncertainties arising from local business practices and cultural considerations. The Company had no international sales for the year ended December 31, 1996; the absence of international sales was the result of a shift in the Company's strategy from providing boards as stand-alone products to supplying fully intergrated systems solutions and the completion of the Company's contract with its only significant international customer in late 1995. There can be no assurance that the Company will be able to successfully commercialize its voice verification and speech recognition technologies or any future applications in any foreign market. See "Business -- Sales and Marketing."


BENEFITS OF THE OFFERING TO MOSCOM

   MOSCOM, the sole stockholder of the Company prior to the offering, will benefit from the offering as a result of the repayment, by the Company, with a portion of the net proceeds from the offering, of up to approximately $1.6 million of outstanding indebtedness pursuant to the Inter-company Loan, and, in the event of the exercise by the Underwriter of its over-allotment option, from the sale by MOSCOM of 120,000 shares of its Common Stock.

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

   Prior to this offering, there has been no public market for the Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering or that the market price for the Common Stock will not drop below the initial public offering price. The initial public offering price will be determined by negotiations among the Company and the Underwriter and is not necessarily indicative of the market price at which the Common Stock of the Company will trade after this offering. See "Underwriting." The market price of the shares of Common Stock, like that of the common stock of many of the Company's competitors, is likely to be highly volatile. Factors such as announcements of technological innovations or new products by the Company or its competitors, developments or disputes concerning patent or other proprietary rights of the Company or its competitors, litigation, fluctuations in the Company's operating results, changes in analysts' earnings estimates, developments in the financial markets and market conditions for voice verification and/or speech recognition stocks in general could have a significant impact on the future price of the Common Stock. In addition, the stock market, especially with regard to technology issues, has experienced from time to time extreme price and volume fluctuations that may be unrelated to the operating performance of particular companies.

SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of the Company's Common Stock after this offering or the prospect of such sales could adversely affect the market price of the Common Stock and the Company's ability to raise any necessary capital to fund its future operations. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and a lockup agreement (the "Lockup") under which the Company and MOSCOM (other than the 120,000 shares that may be sold by MOSCOM pursuant to the Underwriter's over-allotment option) have agreed for a period of 13 months after the date of this Prospectus not to, without the prior written consent of H.J. Meyers & Co., Inc., on behalf of the Underwriter, directly or indirectly, offer, pledge, sell, contract to sell, transfer or otherwise dispose of any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock. In their sole discretion and at any time without notice, the Underwriter may release all or any portion of the shares subject to the Lockup. Additionally, the Underwriter's Warrant may be exercised at any time during the four year period beginning 12 months after the closing of this offering in which case up to an additional 160,000 shares of Common Stock would be eligible for sale in the public markets. Of the 3,200,000 shares of Common Stock that will be outstanding after this offering, the 1,600,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act. In addition, subject to the Lockup, shares owned by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally be sold in compliance with the applicable provisions of Rule 144. In addition, the Company has granted MOSCOM a demand registration right to register all of its shares currently owned at such time, if any, as the Company may become eligible to use Form S-3, provided that the maximum number of shares which MOSCOM may sell at any time may not exceed the volume amount allowed pursuant to Rule 144. The Company intends to register all the shares of Common Stock reserved for issuance under the Company's Stock Option Plan following the date of this Prospectus. The Company has reserved 550,000 shares of Common Stock for issuance under the Company's Stock Option Plan. See "Shares Eligible for Future Sale" and "Underwriting."


ANTITAKEOVER CONSIDERATIONS

   The Company's Board of Directors has the authority, without further action by the stockholders, to issue from time to time, up to 1,000,000 shares of Preferred Stock in one or more classes or series, and to fix the rights and preferences of such Preferred Stock. The Company is subject to provisions of Delaware corporate law that, subject to certain exceptions, will prohibit the Company from engaging in any "business combination" with a person who, together with affiliates and associates, owns 15% or more of the Company's Common Stock (an "Interested Stockholder") for a period of three years following the date that such person became an Interested Stockholder, unless the business combination is approved in a prescribed manner. These provisions of Delaware law and of the Company's Certificate of Incorporation, as well as MOSCOM's significant ownership of the Company, may have the effect of delaying, deterring or preventing a change in the control of the Company and may discourage bids for the Common Stock at a premium over market price, and may adversely affect the market price and the voting and other rights of the holders of the Common Stock. See "Description of Capital Stock."

POSSIBLE ILLIQUIDITY OF TRADING MARKET

   The shares of Common Stock are expected to be eligible for initial quotation on the Nasdaq SmallCap Market upon completion of this offering which is a significantly less liquid market than the Nasdaq National Market. If the Company should continue to experience losses from operations, it may be unable to maintain the standards for continued quotation on the Nasdaq SmallCap Market and the shares of Common Stock could be subject to removal from the Nasdaq SmallCap Market. Trading, if any, in the Common Stock would therefore be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market Listing requirements, or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's Common Stock. In addition, if the Company's Common Stock were removed from the Nasdaq SmallCap Market, the Common Stock would be subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, removal from the Nasdaq SmallCap Market, if it were to occur, could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's Common Stock and the ability of purchasers of the Company's Common Stock to sell their securities in the secondary market. In addition, if the market price of the Company's Common Stock is less than $5.00 per share, the Company may become subject to certain penny stock rules even if still quoted on the Nasdaq SmallCap Market. While such penny stock rules should not affect the quotation of the Company's Common Stock on the Nasdaq SmallCap Market, such rules may further limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell such Common Stock in the secondary market.


MANAGEMENT'S DISCRETION AS TO USE OF PROCEEDS

   Although the Company has indicated specific uses for the net proceeds from this offering, the Company's management will retain broad discretion as to the allocation of a substantial portion of these amounts. See "Use of Proceeds."

IMMEDIATE AND SUBSTANTIAL DILUTION; DISPARITY OF SHARE CONSIDERATION

   Purchasers of shares of Common Stock in this offering will incur immediate and substantial dilution in the pro forma net tangible book value of $3.41 per share or 68.2%, from the initial public offering price. In addition, investors purchasing shares in this offering will incur additional dilution to the extent that stock options (whether currently outstanding or subsequently issued or granted) are exercised. Also, there will be a substantial disparity between the total consideration and the average price per share contributed by MOSCOM, the Company's existing stockholder ($217,000 and $0.14, respectively), and that paid by new investors in this offering ($8,000,000 and $5.00, respectively). See "Dilution."


LACK OF DIVIDENDS


   The Company currently intends to retain all earnings, if any, for future growth and, therefore, does not intend to pay cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

   As permitted by Delaware General Corporation Law, the Company has included in its Amended and Restated Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Second Amended and Restated Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceeding against them for which they may be indemnified. See "Management -- Limitations on Liability and Indemnification Matters."


ISSUANCE OF PREFERRED STOCK MAY ADVERSELY AFFECT HOLDERS OF COMMON STOCK

   The Board of Directors has the authority to issue up to 1,000,000 shares of undesignated Preferred Stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the stockholders. Although at present the Company has no plans to issue any of the Preferred Stock, the Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the Common Stock. The voting power of the officers and directors or the issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock."

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 1,600,000 shares of Common Stock offered by the Company are estimated to be approximately $6.4 million based upon an assumed initial public offering price of $5.00 per share of Common Stock and after deducting the estimated underwriting discount and estimated offering expenses payable by the Company. The Company intends to use the net proceeds as follows.

                                                                  AMOUNT      PERCENT
                                                              ------------  ---------
Sales and marketing (See "Business--Sales and Marketing")  ..   $1,900,000       30%
Research and development (See "Business--Research and
 Development") ..............................................    1,900,000       30
Repayment of the Inter-company Loan to MOSCOM (See "Certain
 Transactions--MOSCOM Relationship")(1)......................    1,600,000       25
Working capital and general corporate purposes ..............    1,000,000       15
                                                              ------------  ---------
    TOTAL ...................................................   $6,400,000      100%
                                                              ============  =========

------------
(1) The Inter-company Loan is not interest bearing and is due on demand. The proceeds of the Inter-company Loan were used to fund operations of the Company since the Formation. See "Certain Transactions -- MOSCOM Relationship."

   Management of the Company will have broad discretion over the application of such net proceeds. The Company may use a portion of the proceeds to acquire complementary businesses or technologies, although the Company has no current plans for any acquisitions and no such acquisitions are being negotiated as of the date of this Prospectus. The Company believes that the net proceeds from this offering plus revenues, if any, from operations will be adequate to fund the Company's operations for at least the next 12 months. Pending application, the Company intends to invest the net proceeds from this offering in investment grade, interest-bearing instruments. See "Risk Factors -- Uncertainties Regarding Future Capital Requirements; Absence of MOSCOM Funding" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                               DIVIDEND POLICY

   The Board of Directors intends to retain any earnings of the Company to support operations and does not anticipate declaring or paying cash or other dividends on its Common Stock in the foreseeable future. The declaration of dividends, cash or otherwise, is subject to the discretion of the Company's Board of Directors and will depend on a number of factors, including the cash position, earnings, financial position and anticipated financial requirements of the Company and other factors deemed relevant by the Board of Directors.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company as of December 31, 1996 as adjusted to give effect to the sale of the Common Stock offered hereby at an assumed initial public offering price of $5.00 per share, and the application of the estimated net proceeds therefrom.

                                                                   DECEMBER 31, 1996
                                                               -----------------------
                                                                                AS
                                                                  ACTUAL     ADJUSTED
                                                               ----------  -----------
Stockholder's Equity:
Preferred Stock, $0.01 par value, 1,000,000 shares
 authorized,
 none issued and outstanding .................................   $     --   $       --
Common Stock, $0.01 par value, 20,000,000 shares authorized,
 1,600,000 shares issued and outstanding, and 3,200,000
 shares issued and outstanding, as adjusted (1)...............     16,000       32,000
Additional paid-in capital ...................................    201,000    6,585,000
                                                               ----------  -----------
Total.........................................................   $217,000   $6,617,000
                                                               ==========  ===========

------------
(1) Pursuant to the Inter-company Loan, any amounts owed to MOSCOM in excess of $1.6 million will be forgiven and will be used to increase the equity of the Company on a dollar-for-dollar basis. See "Use of Proceeds" and "Certain Transactions -- MOSCOM Relationship."

                                   DILUTION


   The net tangible book value of the Company as of December 31, 1996 was approximately $(1.3) million or approximately $(0.81) per share. After giving effect to the sale by the Company of the 1,600,000 shares of Common Stock offered hereby (assuming an initial public offering price of $5.00 per share) and the application of the estimated net proceeds therefrom, as set forth in "Use of Proceeds," the as adjusted net tangible book value of the Company as of December 31, 1996 would have been approximately $5.1 million, or approximately $1.59 per share. This represents an immediate increase in net tangible book value of $2.41 per share to existing stockholders and an immediate dilution of $3.41 per share, or 68.2%, to new investors purchasing shares in this offering. See "Risk Factors -- Immediate and Substantial Dilution." The following table illustrates the dilution on a per share basis:


Assumed initial public offering price per share (1)......................            $5.00
Net tangible book value before this offering (2)........................   (0.81)
Increase attributable to the sale of shares to new investors (3)  ......    2.41
                                                                         --------
Pro forma net tangible book value after this offering (3)................             1.59
                                                                                   -------
Dilution in net tangible book value of Common Stock to new investors (3)             $3.41
                                                                                   =======

------------
(1) Before deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company.

(2) Net tangible book value per share is determined by dividing the net tangible book value of the Company (tangible assets less liabilities) by the number of shares of Common Stock outstanding.

(3) After deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company.

   The following table sets forth (i) the number of shares of Common Stock purchased from the Company, (ii) the total consideration and the average price per share contributed by the existing stockholder, based on the Company's book value at December 31, 1996, and (iii) the total consideration and the average price per share paid by new investors.

                           SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE PRICE
                       ----------------------  ------------------------      PER SHARE
                          NUMBER      PERCENT      AMOUNT       PERCENT    -------------
                       -----------  ---------  -------------  ---------
Existing stockholder     1,600,000       50%     $  217,000(1)     2.6%        $0.14
New investors ........   1,600,000       50       8,000,000       97.4         $5.00
                       -----------  ---------  -------------  ---------
    Total ............   3,200,000      100%     $8,217,000      100.0%
                       ===========  =========  =============  =========

------------
(1) Does not include accumulated net losses from operations of the Votan division through the Formation in an amount equal to approximately $4.1 million and negative cash flows, each of which have been funded by MOSCOM. Pursuant to the Inter-company Loan, any amounts owed to Moscom in excess of $1.6 million will be forgiven and will be used to increase the equity of the Company on a dollar-for-dollar basis. See "Use of Proceeds" and "Certain Transactions--Moscom Relationship."

                           SELECTED FINANCIAL DATA

   The selected financial data presented below for each of the four years ended December 31, 1996 have been derived from the Financial Statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports therein. The selected financial data for the year ended December 31, 1992 has been derived from unaudited financial statements of the Company not included in this Prospectus. The selected financial data set forth below should be read in conjunction with the Financial Statements and related Notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Prospectus.

   The historical financial information may not be indicative of the Company's future performance and does not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered. See "Risk Factors -- Recent Organization; Absence of Operating History as an Independent Business; Limited Relevance of Historical Financial Information."

                           SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           YEAR ENDED                    YEAR ENDED
                                          DECEMBER 31,                  DECEMBER 31,
                                        --------------  ------------------------------------------
                                              1992         1993       1994       1995       1996
                                        --------------  --------  ----------  --------  ----------
                                          (UNAUDITED)                    (AUDITED)
STATEMENT OF OPERATIONS DATA:
Sales..................................      $  483       $  517    $   593     $  572    $   246
Cost of sales .........................         204          307        305        329        228
                                        --------------  --------  ----------  --------  ----------
Gross profit...........................         279          210        288        243         18
Operating expenses:
 Engineering and software development,
  net .................................         265          342        579        424        521
 Selling and marketing.................         239          223        293        323        407
 General and administrative ...........         510          490        418        386        964
                                        --------------  --------  ----------  --------  ----------
Total operating expenses...............       1,014        1,055      1,290      1,133      1,892
                                        --------------  --------  ----------  --------  ----------
Loss from operations...................        (735)        (845)    (1,002)      (890)    (1,874)
Provision for taxes....................          --            1          1          1          1
                                        --------------  --------  ----------  --------  ----------
Net loss...............................      $ (735)      $ (846)   $(1,003)    $ (891)   $(1,875)
                                        ==============  ========  ==========  ========  ==========
Net loss per share (1).................                                                   $ (1.17)
                                                                                        ==========
Weighted average shares outstanding ...                                                     1,600
                                                                                        ==========

                                   DECEMBER 31,             DECEMBER 31,
                               ------------------  --------------------------
                                 1992      1993      1994     1995      1996
                               --------  --------  --------  -------  --------
                                   (UNAUDITED)                (AUDITED)
BALANCE SHEET DATA:
Working capital (deficit) ....   $(133)    $(114)    $(94)    $(214)    $(1,426)
Total assets..................     458       704      613       342         363
Total liabilities.............     196       209      205       224       1,459
 Due to MOSCOM Corporation
  (2).........................      --        --       --        --       1,367
Total stockholder's equity ...     262       495      408       118      (1,096)

------------
(1) Pursuant to the Commission requirements, net loss per share of the Company is presented on a pro forma basis for the most recent year presented.

(2) Pursuant to the Inter-company Loan, the Company has agreed to reimburse MOSCOM up to $1.6 million for amounts loaned to the Company to fund operations since the Formation and MOSCOM has agreed to forgive any amounts owed by the Company to MOSCOM in excess of $1.6 million. Such amounts, if any, in excess of $1.6 million will be used to increase the equity of the Company on a dollar-for-dollar basis. See "Use of Proceeds" and "Certain Transactions--MOSCOM Relationship."

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


   The Company's business and operations were acquired by MOSCOM in 1991 for $323,730 from a predecessor company that had been engaged in voice verification and speech recognition research and development since its inception in 1979. The Company has, until recently, conducted its business and operations as the Votan division of MOSCOM and is currently a wholly owned subsidiary of MOSCOM. In June 1996, MOSCOM transferred substantially all of the voice verification and speech recognition business, operations (including research and development), assets and associated liabilities of its Votan division to the Company. Accordingly, the Company has no independent operating history upon which an evaluation of the Company and its prospects can be based. After this offering, the Company will continue to be a subsidiary of MOSCOM, but will operate as a separate, stand-alone business. See "Risk Factors -- Recent Organization as an Independent Business; Absence of Operating History as an Independent Business; Limited Relevance of Historical Financial Information," and "Certain Transactions -- MOSCOM Relationship."


   Since its acquisition by MOSCOM through December 31, 1996, the Company had accumulated net losses from operations in an amount equal to approximately $5.4 million and had incurred negative cash flows, each of which have been funded by MOSCOM. Sales have been generated from a limited number of products and research and development expenses have substantially contributed to these operating losses. The Company expects to generate additional losses at least through 1998, as it continues to expend substantial resources in establishing and expanding its sales and marketing activities, research and development and building its separate corporate infrastructure. There can be no assurance that significant revenues or profitability will ever be achieved. See "Risk Factors -- Going Concern Assumptions of the Company's Independent Auditors; Past and Anticipated Operating Losses; Uncertainty of Future Results."

   The Company's future revenues and operating results are uncertain and may fluctuate from quarter to quarter and from year to year due to a combination of factors, including the timing of capital expenditures, demand for the Company's products, the volume and timing of orders and the ability to fulfill orders, the level of product and price competition, promotional discounts, the expansion of the Company's sales and marketing organization, its ability to develop new and enhanced products, the type of distribution channels through which products are sold, the mix of products and services sold, and general economic factors. See "Risk Factors -- Potential Fluctuations in Quarterly Results."

   The Company's working capital requirements and cash flow provided by its operating activities are likely to vary greatly from quarter to quarter, depending on the volume of production, the timing of deliveries and the payment terms offered to customers. In the past, the Company's working capital needs have been met by MOSCOM. However, MOSCOM will no longer be providing funds to finance the Company's operations, and except as otherwise described in this Prospectus, MOSCOM has no obligation to provide financial or management assistance to the Company and has no plans to do so. The Company and MOSCOM have entered into certain agreements providing for the Formation and governing various interim and ongoing relationships between and among the two companies. See "Risk Factors -- Uncertainties Regarding Future Capital Requirements; Absence of MOSCOM Funding," and "Certain Transactions -- MOSCOM Relationship."

   The financial information included herein does not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or what the results of operations, financial position and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented. The financial information included herein does not reflect the many significant changes that will occur in the funding and future operations of the Company as a result of this offering. The financial information contained herein does not reflect the sales of the Company's products as part of products and systems sold by MOSCOM. In the future, the sale of the Company's products by MOSCOM will result in royalties payable by MOSCOM to Votan pursuant to the terms of the agreements governing the ongoing relationship between the two companies. See "Certain Transactions -- MOSCOM Relationship." The financial information contained herein does not reflect any revenues resulting from such royalties.

   Historically, the Company's products have been sold to a limited number of customers. In the years ended December 31, 1994, 1995 and 1996, the Company made significant sales to only four, six and three customers, accounting for 38%, 84% and 84% of the Company's sales, respectively. In most cases, the customers are not recurring customers which are expected to purchase substantial quantities of the Company's products in the future. Accordingly, the Company does not have a substantial customer base of its own to which it can market its new products. The inability of the Company to develop a broad or substantial customer base in the future would have a material adverse effect on its business, financial condition and results of operations. See "Risk Factors -- Dependence on Limited Number of Customers; Change of Product Strategy."

   The Company's product sales have consisted mostly of the sale of computer boards to third parties that have added application software to meet their requirements or those of the ultimate end-user. The Company plans to shift its strategy to place greater emphasis on the delivery of complete end-user solutions. This is expected to result in larger per transaction sales, the timing of which would have a material effect on the reported results of operations from period to period. Moreover, the inability of the Company to successfully implement this new strategy would have a material adverse effect on the business, results of operations and financial condition of the Company. See "Risk Factors -- Dependence on Limited Number of Customers; Change of Product Strategy."

   In the past, the Company's sales have resulted primarily from sales of the Company's boards, as stand-alone products, to systems integrators, VARs and OEMs. After the consummation of this offering, the Company intends to substantially expand its sales and marketing organization in order to increase the direct sales of its products as a fully integrated systems solution. This shift in the Company's marketing strategy is likely to result in greater fluctuations in quarterly sales due to a number of factors, including greater expenditures in its sales and marketing efforts, higher pricing on systems (as opposed to stand-alone boards), additional expenses associated with a more expansive direct sales and marketing organization, as well as higher general and administrative expenses attendant to the foregoing and resulting from it being a publicly traded company. See "Risk Factors -- Development of Marketing and Sales Organization; Dependence on Sales by Third Parties."


   In addition, the Company intends to continue to expend substantial resources on its engineering and software development efforts in order to continue the improvement and enhancement of its core technologies, as well as the development of its next generation auditory-based technologies. These expenditures are likely to materially differ from previous levels of spending reflected in the historical financial information included herein. Moreover, such expenditures are likely to contribute significantly to greater fluctuations in the Company's quarterly results of operations.

   This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

RESULTS OF OPERATIONS

 YEARS ENDED DECEMBER 31, 1996 AND 1995


   Sales decreased from $572,000 for the year ended December 31, 1995 to $246,000 for the year ended December 31, 1996. The decrease was primarily due to the absence of international sales for the year ended December 31, 1996. The absence of international sales was the result of a shift in the Company's strategy from providing boards as stand-alone products to supplying fully integrated systems solutions and the completion of the Company's contract with its only significant international customer in late 1995. International sales for the year ended December 31, 1995 were $397,000. The year ended December 31, 1996 included $49,000 attributable to the pilot program with Chase.

   Gross profit decreased from $243,000 for the year ended December 31, 1995 to $18,000 for the year ended December 31, 1996. The decrease in gross profit was primarily due to lower sales partially offset by lower amortization of software development costs relating to the Company's VoiceLock product which was fully amortized as of December 31, 1995.

   Engineering and software development expenses, net, increased from $424,000 for the year ended December 31, 1995 to $521,000 for the year ended December 31, 1996, net of amount capitalized of $84,000 for the year ended December 31, 1996, primarily due to staff additions. The capitalized amount for the year ended December 31, 1996 related to enhancements to the Company's new generation four port board.

   Selling and marketing expenses increased from $323,000 for the year ended December 31, 1995 to $407,000 for the year ended December 31, 1996 primarily due to staff additions to both the sales and marketing groups made during the second half of 1996. These increased costs were partially offset by lower sales commissions resulting from the absence of international sales.

   General and administrative expenses increased from $386,000 for the year ended December 31, 1995 to $964,000 for the year ended December 31, 1996. This increase was attributable to a number of factors including the recruitment and hiring of the Company's Chief Executive Officer, as well as higher facilities and travel costs.

 YEARS ENDED DECEMBER 31, 1995 AND 1994

   Sales decreased from $593,000 for the year ended December 31, 1994 to $572,000 for the year ended December 31, 1995. This decrease was primarily due to a substantial decrease in sales of the Company's speech recognition boards, partially offset by a one-time sale in the aggregate amount of $320,000 of the Company's Call Router systems to Siemens AG for a major department store customer in Germany. The decrease in the sale of the Company's speech recognition boards resulted primarily from a decrease in sales of boards sold directly by Votan in 1994, but in 1995 were incorporated into a MOSCOM application sold by MOSCOM to Siemens AG.

   Gross profit decreased from $288,000 for the year ended December 31, 1994 to $243,000 for the year ended December 31, 1995. The decrease in gross profit resulted primarily from lower sales (as discussed above) and higher amortization expenses incurred during the year ended December 31, 1995 related to the introduction of the Company's new generation board which was released in the third quarter of 1994.

   Engineering and software development expenses, net, decreased from $579,000 for the year ended December 31, 1994 to $424,000 for the year ended December 31, 1995, net of amounts capitalized of $104,000 and $51,000, for the years ended December 31, 1994 and 1995, respectively. This decrease was primarily due to the fact that in 1995, following the release of its new generation boards, the Company shifted its emphasis from engineering and software development to product support and maintenance, while the development of applications utilizing the Company's technologies was undertaken by MOSCOM. Upon the consummation of this offering, Votan will undertake its own application development efforts.

   Selling and marketing expenses increased from $293,000 for the year ended December 31, 1994 to $323,000 for the year ended December 31, 1995. The increase was primarily due to greater selling expenses resulting from commissions due to MOSCOM's German subsidiary for sales and support services in connection with the sale of certain products, including the Company's Call Router systems to Siemens AG.

   General and administrative expenses decreased from $418,000 for the year ended December 31, 1994 to $386,000 for the year ended December 31, 1995. This decrease was primarily due to a reduction in the Company's facility costs resulting from the relocation of the Company's headquarters to a smaller and more cost-effective facility.

 YEARS ENDED DECEMBER 31, 1994 AND 1993

   Sales increased from $517,000 for the year ended December 31, 1993 to $593,000 for the year ended December 31, 1994. This increase was primarily due to the sales of the Company's new generation board, released during the third quarter of 1994.

   Gross profit increased from $210,000 for the year ended December 31, 1993 to $288,000 for the year ended December 31, 1994. The increase in gross profit resulted from a combination of higher sales and lower manufacturing costs due to the utilization of various third-party contract manufacturers for the production of certain key components and assembly functions of the Company's newer version boards. These improvements were partially offset by higher amortization expenses related to the release of the Company's new generation board.

   Engineering and software development expenses, net, increased from $342,000 for the year ended December 31, 1993 to $579,000 for the year ended December 31, 1994, net of amounts capitalized of $308,000 and $104,000 for the years ended December 31, 1993 and 1994, respectively. This increase occurred during the first half of 1994 and was primarily due to the final development of the Company's new generation board and to a lesser extent the final development of the Company's VoiceBuilder for Windows products.

   Selling and marketing expenses increased from $223,000 for the year ended December 31, 1993 to $293,000 for the year ended December 31, 1994. The increase was primarily due to higher commissions due to higher sales levels of the Company's products and a shift in the mix of sales into international markets.

   General and administrative expenses decreased from $490,000 for the year ended December 31, 1993 to $418,000 for the year ended December 31, 1994. This decrease was primarily due to a decline in facility costs and travel expenses.

LIQUIDITY AND CAPITAL RESOURCES

   To date, the Company's capital resources have been met by capital infusions by MOSCOM. Net contributions from MOSCOM amounted to $916,000, $601,000 and $661,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

   Votan believes that the net proceeds from this offering plus revenues, if any, from operations will be adequate to fund the Company's operations for at least the next 12 months. The Company may attempt to establish a bank credit facility and equipment lease line to finance a portion of its working capital requirements and capital expenditures, however, the Company does not have any commitments or understandings pertaining to the foregoing at this time. The Company's future liquidity and capital requirements will depend upon the progress of the Company's engineering and software development programs and the expansion of its sales and marketing efforts. In addition, the Company's capital requirements will depend on, among other factors, the timely establishment of effective sales channels in the United States and internationally and the extent to which the Company's products gain market acceptance. Therefore, the Company cannot provide any assurances that it will not require additional financing during this time frame. If additional financing is necessary, the Company will seek to raise these funds through bank facilities or debt or equity offerings. There can be no assurance that such funds would be available on terms acceptable to the Company, if at all.

ACCOUNTING PRONOUNCEMENTS

   Effective on January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This standard requires the Company to review long-lived assets and certain identifiable intangibles held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of this standard did not have a material impact on the Company's results of operations, financial condition or cash flows.

   Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This standard establishes a fair value method for accounting for or disclosing stock-based compensation plans. As permitted under the statement, the Company will continue to measure compensation under APB Opinion No. 25 and will disclose the pro forma net income and earnings per share in accordance with SFAS No. 123. The adoption of this standard did not affect the Company's results of operations, financial position or cash flows.

                                   BUSINESS

OVERVIEW

   Votan Corporation is a developer of advanced speech technologies utilized in voice verification and speech recognition applications. The Company's primary focus is the development of commercially feasible voice verification applications that address the growing demand for enhanced security of financial transactions, electronic databases and physical facilities. The Company's products are designed to verify the user's identity without the need for cumbersome or invasive procedures. Votan offers its customers either a standard or customized single vendor solution and integrates its voice verification and speech recognition software technology on a single proprietary board.

   The Company's voice verification technologies and products may be used in a variety of applications to authenticate the identity of a speaker by establishing a match between the speaker's speech patterns and previously stored templates. The Company's technologies consist of proprietary algorithms and patented methods that are highly resistant to extraneous noise interference such as the electronic static of a telephone line, the clamor of a public area (such as a bank lobby or retail store) or unintended non-speech sounds made by the speaker. The ability of Votan's speech technologies to distinguish and ultimately ignore extraneous noises enables the Company's products to perform more accurately in noisy, uncontrolled environments and makes its products particularly suitable for a variety of real-world applications. In addition to its voice verification technologies, Votan has developed speech recognition technologies that have been utilized in a number of products for the telecommunications market. These speech recognition technologies complement the Company's voice verification products and applications.

   The Company intends to actively market its voice verification technologies and products for computer network, electronic commerce, Internet, cellular phone and physical access applications. Votan's initial focus will be to market its voice verification technologies and products directly to banks and other financial institutions for use in a variety of applications, including bank teller verification, home banking, wire transfers, credit cards, smart cards and ATMs. The Company's voice verification technologies and products are designed to enhance the security of financial transactions and improve productivity by reducing the amount of time required to process a transaction. Votan's voice verification products have been developed and tested for a variety of applications but are still in early stages of commercialization. The Company recently worked with Chase to analyze the results of a pilot program which utilized the Company's voice verification products to authenticate the identity of customers prior to a teller transaction. Over 9,000 Chase customers were enrolled in the program.

   The Company's voice verification and speech recognition technologies have to date been incorporated into various products sold by MOSCOM. MOSCOM, the sole stockholder of the Company, provides telecommunications management systems, telephone company billing systems and voice recognition products to numerous leading telecommunications systems providers, including Siemens AG, Lucent Technologies, Inc. and Alcatel SEL AG. The Company's technologies are being used in a variety of telecommunications applications, particularly in international markets that do not utilize touch tone telephone systems and, therefore, must rely on speech recognition technologies to permit interactive telephonic services such as voice mail. The Company and MOSCOM have entered into certain agreements that will enable the Company to continue to market its products and technologies through MOSCOM's existing channels of distribution. See "Certain Transactions -- MOSCOM Relationship."

INDUSTRY BACKGROUND

   Speech is typically the most natural and convenient means of human communication. Due to the significant decrease in the cost of computer processing hardware, many businesses are utilizing advanced speech technologies to create a more efficient and user-friendly interface with their customers.

   Voice verification and speech recognition technologies convert speech into digital electronic signals or voiceprint patterns. These patterns are compared by a computer processor to previously stored speech patterns to determine if a match exists and to recognize the utterance or, in the case of voice verification technologies, to ultimately verify the speaker's identity.

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   While every voice verification and speech recognition system uses sample voiceprints derived from spectral input, there are major differences in how this information is processed. Some systems match "phonemes," which are fundamental sound elements that characterize speech. Spoken words may be represented by a sequence of phonemes, much as a written word is represented by a sequence of letters of the alphabet. The advantage of using phonemes is that large vocabularies may be constructed with a small number of phonemes. However, the disadvantage of using phonemes is that the recognition system for each language must also address the co-articulation effects or blending of the language's phonemes as they occur. An alternative to the use of phonemes is to pre-store "templates," which are voiceprint patterns for an entire word or phrase, on the recognition and verification system. The advantage of using word templates is that recognition accuracy is greatly improved and there is no language dependency. The entire word is learned as a single template, which automatically includes all internal co-articulation effects that modify the sound of phonemes.

   Speech recognition applications are generally divided into two major categories: speaker-dependent applications and speaker-independent applications. Speaker-dependent applications are designed to function with known speakers who have "trained" the device to recognize a particular set of commands by having recorded a voiceprint, or spectrogram, for the system. Speaker-dependent technologies or devices can accommodate a larger pre-recorded vocabulary with a greater degree of exactitude with respect to both the nature of the command and the identity of the speaker. Speaker-independent technologies recognize speech from any source since the technology is designed to recognize an utterance that "matches" the voiceprint template derived from a large and diverse sample of voiceprints (as opposed to speaker-dependent applications that utilize a particular individual's voiceprint). While speaker-independent technologies may be utilized in a wider variety of applications, they are typically limited to a small and fixed recognizable vocabulary and, more importantly, are not well suited for voice verification applications designed to authenticate a speaker's identity.

   Although both voice verification and speech recognition technologies use voiceprints to, respectively, recognize and identify spoken commands, the technical demands of each technology are fundamentally different. Generally, speaker-independent recognition systems are designed to accept and differentiate among a pre-defined set of spoken commands without regard to the identity of the speaker. On the other hand, speaker-dependent recognition and voice verification systems are designed to compare an oral utterance to a specific pre-recorded and stored utterance in order to authenticate the speaker's identity. Speaker-independent technologies are poorly suited for voice verification applications because they are based on algorithms which blend the spectral differences within a large pool of speakers in order to understand words spoken by a universal population. Consequently, speaker-dependent technologies are better suited for voice verification applications because the algorithms utilized in voice verification technologies are designed to focus on the unique characteristics of the speaker's voiceprint and to establish a match in order to verify the speaker's identity.

MARKET NEED FOR SPEECH RECOGNITION APPLICATIONS

   The Company believes that as a result of the decreased cost of computer processing hardware, the development of more advanced computer/ telecommunications integration ("CTI") technologies and increased public familiarity with computer automated devices, speech recognition has become an accepted feature of many telecommunications applications. The telecommunications industry continues to seek advanced speech recognition technologies that enhance product functionality in a seamless and cost-effective manner. Recent applications of speech recognition technologies have included transaction processing through interactive voice response ("IVR") systems, command and control of personal computers and hands-free dialing of car phones. The Company believes that speech recognition technologies will continue to be incorporated in an increasing variety of applications as speech recognition becomes easier to use, more natural and more affordable, particularly in international markets that do not utilize touch tone telephone systems and, therefore, must rely on speech recognition technologies to permit interactive telephonic services.

MARKET NEED FOR VOICE VERIFICATION APPLICATIONS

   Advances in telecommunications and computer technology have enabled end-users to access and transfer information with unprecedented ease. The ability of an enterprise to reap the full benefits of these

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technological advances is becoming increasingly important in today's competitive marketplace. Unfortunately, the Company believes that the full utilization of these technologies has been severely constrained by concerns regarding unauthorized access and use, and the prevailing market perception that such systems are particularly susceptible to fraud.

   The Company believes that many of the existing verification alternatives fail to meet the market's need for commercially feasible solutions that enhance security. Traditional number-based identification security systems ("PINs") can easily be used with a touch tone telephone, however, the ease with which PIN numbers can be improperly obtained or randomly developed by unauthorized users greatly diminishes the utility of such systems. Magnetic systems use keys or cards which must be physically carried for use and can be lost, stolen or loaned to unauthorized users. Moreover, these systems are relatively expensive and are not well suited for remote-access applications. Remote access callback systems are popular for many office applications but create a particular set of cumbersome obstacles to the mobile remote-access user who needs connectivity but is not always at the callback telephone number.

   Biometric technologies, such as fingerprint matching, retina pattern matching and signature analysis, have also been proposed as more secure alternatives. However, each of these technologies has been subject to a variety of criticisms, which has limited the widespread acceptance and application of such technologies. Fingerprint matching is often associated with an invasion of privacy or compromise of civil liberty. Retina pattern matching is perceived as too physically invasive. Signature analysis has not proven to be sufficiently reliable for sensitive applications. Moreover, the Company believes that none of these technologies can presently be utilized in a commercially feasible manner from remote locations for applications such as home banking, access to confidential databases, wire transfers and electronic commerce.

   The limitations of these existing security measures and their failure to adequately address the market's needs have resulted in an increasing demand for an alternative solution. The Company believes that its voice verification technologies can provide the market with a practical and commercially feasible solution.

THE VOTAN SOLUTION

   Votan offers a single vendor solution developed to the user's specification or customized from a standard Votan application. The Company can also integrate its boards, voice verification and speech recognition technologies and application software into a third-party system or supply the complete system on a turnkey basis. The Company addresses the market need for commercially feasible solutions with technologies and products which have the following characteristics:

   EFFECTIVE IN NOISY, REAL-WORLD ENVIRONMENTS. Voice verification and speech recognition systems utilizing voiceprints are inherently dependent upon the quality and reliability of the spectral information and are particularly vulnerable to the hiss, pops and clicks frequently found on telephone transmission lines, as well as background noise, unintended non-speech sounds made by the speaker and variations in handset microphones. Votan's voice verification and speech recognition technologies utilize the Company's proprietary, noise resistant algorithms, which maintain separate records of sound throughout the recognition and verification process in order to distinguish, evaluate and ultimately ignore extraneous noises. This is accomplished by constructing a direct representation of the voiceprint whereby the spectral range is divided into a number of bands, and the speech energy in each of those bands is sampled at discrete time intervals. The system identifies suspected "noisy" data, which is in turn handled separately during the pattern matching process. The ability of Votan's technologies to operate in noisy environments without compromising performance makes its products particularly suitable for use in real-world environments such as wireline or wireless telephone systems, the noisy lobby of a bank or the point of sale at a retail store.

   EASY TO USE. The Company's voice verification and speech recognition technologies may be used with both speaker-dependent and speaker-independent applications. The Company's Continuous Speaker Dependent Recognition ("CSDR") technology, utilizing proprietary algorithms, provides greater flexibility in recognizing and verifying speech at various spoken rates. The speaker need not pause briefly

                               27
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between each utterance, nor must the speaker use any specific speed during his or her speech, in order for the Company's technologies to accurately recognize and verify the speech by comparing it to previously stored templates. As a result, the Company's CSDR technology requires significantly fewer training trials per word than competing speaker-independent technologies and, therefore, facilitates the quicker, easier and less costly implementation of various applications. Moreover, the Company's proprietary Virtual Speaker Independent Recognition technology enables pre-training of a system application with a set of oral commands, thus precluding the need for each user to train the system. The recognizable vocabulary is generated more efficiently than other speaker-independent applications by utilizing the Company's approach of basing the recognition voiceprint on a sample comprised of only 15 to 20 voiceprints.

   DIFFICULT TO BREACH. The Company's voice verification technologies are designed to minimize the risk that the system is breached by an unauthorized person using a pre-recorded pass phrase. Tape recorder microphones invariably pick up different sounds than those exhibited by an authentic voiceprint due to a number of factors, including echoes, background noise and separation from handset microphone. Therefore, tape recordings of the speaker's pass phrase do not pose a threat to the viability of the Company's voice verification products.

   MORE ACCURATE AND LANGUAGE INDEPENDENT. The Company's technologies utilize a template-based approach to voice verification and speech recognition that not only results in greater accuracy, but also is language independent. Many competing technologies utilize phonemes, which are fundamental sound elements that characterize speech. The disadvantage of phoneme-based technologies is that the system must address the co-articulation effects of the language's phonemes. Because template-based technologies utilize a voiceprint for an entire word or phrase, the system's ability to accurately recognize and verify an utterance is greatly improved. Moreover, due to the fact that the template automatically includes all internal co-articulation effects that modify the sound of phonemes, the Company's template-based technologies are language independent and may be trained for any language.

   FULLY INTEGRATED SOLUTION. The Company believes that its voice boards offer competitive advantage due to their ability to simultaneously support speaker-independent recognition, speaker-dependent recognition and voice verification applications. Accordingly, products utilizing the Company's voice boards provide the end-user with a fully integrated solution by enabling the product to simultaneously utilize two or three of these technologies and switch from one to another as the application requires. The Company supplies this capability in a single board occupying a single slot in an IBM-compatible personal computer, as opposed to most competing vendors that sell two or more boards occupying multiple slots for the same application. Moreover, software enhancements or modifications to the Company's voice verification and speech recognition technologies can be downloaded to installed boards via modem.

STRATEGY

   Key elements of the Company's strategy are as follows:

   EXPLOIT TECHNOLOGICAL LEADERSHIP IN VOICE VERIFICATION MARKET. The Company believes it currently has one of the most advanced voice verification technologies for use in noisy, real-world environments. The Company's primary strategy is to utilize its technological position to develop and market products and applications that can be used in the growing market for voice verification and speech recognition technologies. The Company's proprietary algorithms make the Company's products highly resistant to extraneous noise interferences and particularly suitable for a variety of real-world applications. The Company plans to take advantage of its technologies to meet the growing demand for products and applications that provide increased security for transactions or communications.

   MARKET PRODUCTS AND TECHNOLOGIES FOR COMPUTER NETWORKS, ELECTRONIC COMMERCE, CELLULAR PHONES, THE INTERNET AND PHYSICAL ACCESS APPLICATIONS. The Company also intends to actively market its technologies both directly and through OEMs, VARs and systems integrators for use in securing computer networks, electronic commerce, Internet applications, cellular phone applications and physical facilities. The Company believes that such applications represent a significant potential market for the Company's voice verification and speech recognition technologies.

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   FOCUS DIRECT SALES ON FINANCIAL INSTITUTIONS. The Company believes that its products and technologies are particularly suitable for use by financial institutions. The Company is building a sales and marketing organization in order to expand the direct sales of its products to banks and other financial institutions for a variety of applications, including bank teller verification, home banking, wire transfers, credit cards, smart cards and ATMs. The Company believes that the use of its voice verification technologies will benefit banks and other financial institutions by providing increased security for systems and transactions on a more cost-effective basis.

   LEVERAGE MOSCOM'S EXISTING DISTRIBUTION CHANNELS. The Company intends to leverage MOSCOM's established distribution relationships in order to license its technologies for use in telecommunications applications. MOSCOM has existing distribution relationships with many of the leading global manufacturers and suppliers of telecommunications systems, including Lucent Technologies, Inc., Siemens AG, Alcatel SEL AG, Philips Kommunikations Industrie AG and Nortel Ltd. MOSCOM's MVM for Windows voice mail system is currently being sold by Lucent Technologies, Inc. and Siemens AG, and the TeleVoice platform for IVR applications is now being sold by Siemens AG and Alcatel SEL AG. Both of these products utilize the Company's speech recognition technologies.

   ACCELERATE DEVELOPMENT OF THE AUDITORY MODEL AND A LINE OF SOFTWARE-ONLY PRODUCTS. Currently, voice verification and speech recognition technologies are based on spectral data analysis. The Company is in the process of developing auditory-based technologies, which are based on mathematical modeling of the human auditory system, and which the company believes will significantly enhance the accuracy and performance of speaker-dependent and speaker-independent speech recognition and voice verification applications by improving resistance to extraneous noises, tolerance of spectral distortion and sound discrimination. The Company intends to accelerate the development and commercialization of its auditory model technology. The successful completion of the Company's auditory-based research and development efforts will require significant additional effort by the Company. In addition, the Company is expanding efforts to develop a software-only line of products which will incorporate the auditory model. See "Business -- Technology and Research and Development."

VERTICAL MARKETS AND APPLICATIONS

   The Company has identified the following markets for its technologies:

   FINANCIAL INSTITUTIONS. Businesses in the financial marketplace are seeking to minimize their exposure to losses resulting from the fraudulent use of credit cards, ATM cards and checks, as well as fraudulent withdrawals from bank accounts. The Company believes that the current system of using private PIN numbers alone does not provide an adequate level of security for such transactions. In addition, the use of PIN numbers with signature verification is both time-consuming and inefficient. The Company believes that its voice verification technologies are particularly suitable to meet the needs of financial institutions for the following applications:

       Bank Teller Verification. The Company believes that its voice verification technologies and products can provide immediate benefits to banks and financial institutions by (i) reducing the costs associated with teller-related verification, (ii) reducing losses due to fraud and expenses due to fraud prevention measures and (iii) enhancing customer satisfaction by providing an extra measure of security. The Company's voice verification products have been utilized by Chase in a pilot program called "XtraSecure." Over 9,000 Chase customers were enrolled in the program. The results of the program are currently being analyzed by the Company and Chase. Prior to using the system, the customer is "enrolled" either at the branch or over the telephone. The enrollment process typically takes a little over one minute. The customer enters a bank debit or ATM card number using the magnetic card reader at the branch or from a remote location or home using the touch tone key pad on a telephone. The customer is then prompted to say a pass phrase. The resulting voiceprint is stored for use in later verification of the same customer. When the customer visits the branch, his or her identification number is entered into the system by sliding the debit or ATM card through the card reader. The customer then picks up the telephone handset and says his or her pass phrase. Upon successful identification, the verification station notifies the teller to process the transactions. If unsuccessful, the customer is directed to proceed to the customer service counter.

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       Home Banking. Home banking transactions are significantly less costly to a bank than a branch transaction with a human teller. The Company believes that a voice verification system for home banking using telephone touch tones or the Company's magnetic strip voice verification systems will enable a bank not only to enhance its product offerings in a secure environment, but also to significantly reduce its teller-related costs.

       Wire Transfers. Banks and other financial institutions rely on electronic wire transfers for many transactions. Electronic transfers are both faster and less expensive than physical delivery of checks and certificates. In addition, wire transfers are typically requested telephonically and entail large amounts of money. The Company believes that its voice verification technologies can greatly enhance the security of wire transfer transactions in an easy and cost-efficient manner.

       Credit Card Issuers. Use of credit cards by unauthorized individuals results in claims and uncollectible revenues that adversely affect both retail and credit organizations. The Company believes that point-of-sale terminals (e.g., at department stores) using the Company's voice verification technologies can validate the user's identity while obtaining authorization from the credit card issuer.

       Smart Card Issuers. A potential market for voice verification is the smart card. The smart card is used instead of cash in purchasing goods and services. The voiceprint of the customer's pass phrase can be stored on the smart card to enable secured reloading of funds onto the smart card. Smart card technologies are widely used in certain European countries. The Company, in conjunction with a European smart card developer, has developed a prototype smart card verification system which stores a voiceprint on a smart card and retrieves the stored voiceprint via a commercial smart card reader.

       Automatic Teller Machines. The Company believes that ATM cards are relatively easy to counterfeit and the current PIN-based security systems which secure ATM transactions are particularly vulnerable to theft or misappropriation. The Company believes that using the Company's voice verification technologies will greatly enhance the security of ATM transactions.

   INTERNET AND WORLD WIDE WEB. The Company believes that the utility of the Internet as a means of conducting commercial and confidential transactions has to date been impaired by widespread concerns regarding the security of such transactions. Votan's technologies and products may be used to provide enhanced security for World Wide Web servers on the Internet. High security for access to Web sites is a valuable tool to many customers. It will allow confidential data to be more readily accessible via the Internet. It can also be used to ensure the security of financial transactions consummated over the Internet. The Company is currently working with a VAR which has developed and demonstrated a prototype voice verification product that blocks Web site access to unauthorized users.

   TELEPHONE COMMUNICATIONS. Telephone toll fraud is a national problem. Fraudulent use of telephone credit card numbers, Direct Inward System Access
(DISA) lines, private networks and voice mail call-out features is estimated by industry consultants to exceed $1 billion annually. The rapidly growing cellular telephone market has also been plagued by theft and unauthorized use estimated to exceed $400 million in 1995. The Company believes that Votan's voice verification technologies and applications may be utilized to secure the desirable features and functions of everyday telephone service. For example, a voice verification device could be used to authenticate the identity of the user as the owner of a telephone credit card or cellular telephone prior to connecting any calls. Moreover, Votan's proprietary algorithms render its speech recognition and voice verification technologies particularly suitable for use over the narrow bandwidth of noisy telephone networks and the inherently distorted cellular telephone environment. The Company's speech recognition technologies are currently being used in MOSCOM's MVM for Windows voice mail system and the Company's TeleVoice platform for IVR applications. MOSCOM's MVM for Windows voice mail system is currently being sold by Lucent Technologies, Inc. and Siemens AG. TeleVoice is currently being sold by Siemens AG and Alcatel SEL AG.

   REMOTE AND NETWORK ACCESS TO GOVERNMENT AND COMMERCIAL DATABASES. There is a growing need for security of access to information contained in confidential government and commercial databases. The Company's voice verification technologies may be used to authenticate the user's identity and to permit remote and network access to confidential databases without compromising the system's integrity. The Company has developed a VoiceLock product which limits unauthorized access to a telephone system or computer network utilizing voice verification technologies. VoiceLock was developed for the Company's single port voice verification board. Additional software development will be required to enable VoiceLock to run on the Company's new generation four port boards.

   PHYSICAL ACCESS. Voice verification technologies can also be used to authorize access to secured areas. One of the Company's VARs has installed various systems in a number of commercial and industrial locations and government facilities which are designed to secure access to physical spaces.

PRODUCTS

   Votan's proprietary boards serve as a platform for the Company's voice verification and speech recognition products and applications. These boards may also be sold as stand-alone products to VARs, OEMs and systems integrators. The Company designs and markets the following boards:

   SPEECH RECOGNITION BOARDS. Votan's Speech Recognition Boards contain voice recognition, record and playback capabilities and input/output signal interfaces and are installed in a single slot of an IBM-compatible personal computer. They utilize a commercially available digital signal processing integrated circuit plus a proprietary pattern matching integrated circuit that contains patented Votan voice technology methods. These boards serve as platforms that may easily accommodate upgrades and improvements. The Company's Speech Recognition Boards may be operated in the Microsoft Windows environment using the Company's proprietary programming language, VoiceBuilder for Windows. The Company's Speech Recognition Boards may be used for both telephonic and microphone applications.

   VOICE VERIFICATION BOARDS. The Company's voice verification technology is available on a separate family of Voice Verification Boards. These boards contain all of the technologies of the Company's Speech Recognition Boards and are enhanced by Votan's voice verification technologies. The Company's Voice Verification Boards may also be used for both telephonic and microphone applications. Moreover, the voice verification and speech recognition technologies available on the Company's Voice Verification Boards may be used together in many typical applications. For example, speaker-independent recognition may be used to gain entry into an application (e.g., voice mail) over telephone lines, then voice verification may be used to authenticate the user's identity, and finally speaker-dependent recognition may be used to provide for accurate control of the application in the language and vocabulary specific to the user.

   Prior to 1994, the platform for the Company's products was a single port board. In the third quarter of 1994, the Company introduced its new generation four port board which enabled simultaneous access by four users and resulted in a reduction in the price per port.

   Since 1993, over 1,000 of the Company's voice verification and speech recognition boards have been sold by the Company and MOSCOM, including sales of 193, 309 and 199 units of the new generation four port board in each of the years ended December 31, 1994, 1995 and 1996, respectively.

   The Company has developed the following applications utilizing its voice verification and speech recognition boards:

   VOICE VERIFICATION SYSTEMS. The Company's Voice Verification Systems verify the identity of a user. These systems utilize magnetic strip cards, smart cards or bar-code cards. The cards are used to convey the cardholder's identity and to retrieve the individual's previously stored voiceprints for comparison. The Company's Voice Verification Systems can be used either locally or from remote locations.

   VOICE VERIFICATION ENROLLMENT SYSTEMS. The Company's Voice Verification Enrollment Systems enroll users locally or from remote locations by making templates of the user's voice. The system performs real-time tests of the samples' amplitude and consistency and prompts the speaker to repeat the utterance until a consistent, high quality enrollment template is created.

   GATEKEEPER. The Gatekeeper is a single step module that answers the telephone, verifies a caller's identity and then transfers the caller to a requested destination. It consists of a verification voice card plus application software.

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   TELEVOICE. TeleVoice is a telephone-based information system that utilizes speech recognition technologies to present callers with a choice of various recorded announcements. Callers ask for an announced topic of interest and control the menu of announcements with simple spoken commands such as "next," "repeat" and "start over." The Company's TeleVoice system, which is sold by MOSCOM through Siemens AG, is currently being used in Germany and Austria by travel agencies, auto dealers, real estate firms and government transport agencies. The system is designed to enhance customer satisfaction by permitting callers to control and interact with the system and to receive updated information at any time. The system operates by presenting the caller with a menu of information. The caller can then choose categories of interest by orally responding to the menu.

   CALL ROUTER. Call Router is a voice activated auto attendant for use with a business telephone or PBX system. In 1995, a sale of multiple Call Router systems was made by the Company through Siemens AG to a large German department store chain.

   VOICEBUILDER FOR WINDOWS DEVELOPER'S KIT. The VoiceBuilder for Windows Developer's Kit is used to develop customized applications by end-users. The Kit may also be used by end-users that wish to assume maintenance of custom applications developed for them by Votan. The Kit includes a one-week training course, a voice recognition board, programming manuals and Windows user interface development software, sound editing kit with sound board and sound editing software.

   MOSCOM has developed another application, MVM for Windows, utilizing the Company's proprietary technologies:

   MVM FOR WINDOWS. MVM for Windows is a voice activated voice mail system with IVR and automatic call distribution features. By utilizing the Company's voice verification technologies, MVM for Windows ensures the security and privacy of voice mail systems. MVM for Windows is currently being sold by Lucent Technologies, Inc. and Siemens AG and is available in British English, American English, German, Spanish, Portuguese, Italian and Czech. All rights to MVM for Windows are owned by MOSCOM, subject to certain royalty fees payable to Votan for the underlying board technologies. See "Certain Transactions -- MOSCOM Relationship."

SALES AND MARKETING

   To date, the Company's principal sales and marketing activities have included participation in industry trade shows and seminars, advertising in selected trade publications, public relations activities with trade and business press, publication of technical articles and case studies and distribution of sales literature. The Company currently markets its technologies and products primarily through VARs, OEMs, systems integrators and component manufacturers. MOSCOM, the Company's sole stockholder, has been and is expected to remain an OEM and VAR of the Company's products in the telecommunications market, particularly outside the United States. See "Certain Transactions -- MOSCOM Relationship." MOSCOM has distribution relationships with several of the world's leading telecommunications systems manufacturers and suppliers, including Siemens AG, Lucent Technologies, Inc., Nortel Ltd., Philips Kommunikations Industrie AG and Alcatel SEL AG.

   The Company has entered into a License Agreement with MOSCOM under which the Company has licensed to MOSCOM certain of the Company's existing technologies. The License Agreement provides that the Company will receive a royalty from MOSCOM on the sale of boards containing the Company's proprietary algorithms. Although sublicenses to distributors are permitted, VAR sublicenses will require specific approval of the Company as well as the negotiation of a separate royalty arrangement. Cross-licensing of enhancements of the technologies by either Votan or MOSCOM is required on a royalty-free basis under the License Agreement. The Company has also entered into a VAR Agreement pursuant to which the Company has granted MOSCOM a non-exclusive license to market the Company's bank teller verification products outside the United States. See "Certain Transactions -- MOSCOM Relationship."

   Currently, the Company employs four persons in sales and marketing. The Company is increasing its sales, marketing, customer service and installation staff and intends to initially market its products and technologies directly through its own sales force to banks and other financial institutions for a variety of

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applications. The Company's primary focus will be on markets for voice verification products. This focus should allow the Company to establish a base of customers in the financial institution marketplace that it can leverage for expansion into other distribution channels and vertical markets. The Company also intends to actively market its technologies both directly and through OEMs, VARs and systems integrators for use in securing computer networks, electronic commerce, Internet applications and physical facilities.

   For each of the years ended December 31, 1994, 1995 and 1996, sales to two, three and three customers, respectively, accounted for 30% of sales (Voiceprint Security Systems, Inc. (21%)), 74% of sales (Quelle Department Stores A.G. (56%) and JBM Electronics (12%)), and 84% of sales (DHI Computing (44%), Max-M Systems (20%) and Chase (20%)).

TECHNOLOGY AND RESEARCH AND DEVELOPMENT

   The Company believes that enhancements of and improvements to its existing technologies are critical to its future success. The Company has made substantial investments in research and development in each of the last three years. The Company spent $683,000, $475,000 and $605,000 on research and development, consisting of engineering and software development expenses and capitalized software expenditures during each of the years ended December 31, 1994, 1995 and 1996, respectively.

   The Company and its predecessor have been engaged in the research and development of speech recognition and voice verification technologies over the past 17 years. The Company's research and development efforts have enabled the Company to develop certain proprietary algorithms which enhance the functionality of speech recognition and voice verification technologies due to their ability to distinguish and ignore extraneous noises. The Company's technologies utilize these proprietary algorithms to construct a direct representation of the voiceprint using a fast Fourier transform, whereby the spectral range of spoken utterances is divided into a number of bands and the speech energy in each band is sampled at discrete time intervals in order to distinguish, evaluate and ultimately ignore extraneous noises.

   The Company's technology development activities are directed at continued improvements to its existing core technologies, enhancements to these technologies, and improved implementations of the technologies. Votan is currently engaged in a major research and development program to advance the state of the art of voice verification and speech recognition by incorporating a mathematical model of the human auditory system into its proprietary algorithms. The Company believes that there are substantial differences in performance between state-of-the-art technologies that recognize speech and human organs that perform the same function. For example, dramatic changes in spectral shape (e.g., as caused by tone controls or equalizers in stereo receivers) do not significantly change human recognition of speech, whereas the performance of all current speech recognition technologies, which use spectral pattern matching, is strongly degraded. The human auditory system is a biological mechanism with specialized functions that are performed with complex mechanical, electrochemical and neurophysiological components. Signal processing, feature extraction and pattern matching processes performed by these biological structures are considerably different from the engineering and mathematical processes used in state-of-the-art voice verification and speech recognition technologies.

   Development of the Company's auditory model has been continuing for approximately ten years. The auditory model consists of three elements: signal processing; feature extraction; and pattern matching. To date, the Company has obtained a patent on portions of the signal processing and feature extraction elements of the model and has implemented these elements on a laboratory workstation. The Company anticipates that the completion of these two phases of the auditory model will take at least an additional six months. After completion of the development of the first two elements, the Company expects to engage an industry partner in connection with the development of the final element of its auditory model, i.e., the pattern matching element. No assurance can be given that the Company will find an appropriate industry partner or that the Company will successfully complete the auditory model or develop commercially feasible products based upon the auditory model.

   The Company intends to add software-only versions to its current product line. The Company believes that the timely development and enhancement of its technologies will enable it to reduce costs, improve margins, and reach high volume markets. Delays or inabilities to develop new technology features, enhancements or products could have a material adverse effect on the Company's business, financial condition and results of operations.

PROPRIETARY RIGHTS

   The Company's success will depend in part on its ability to obtain and maintain patent protection for its technologies, products and processes, preserve its trade secrets and operate without infringing upon the proprietary rights of other parties. Because of the substantial length of time and expense associated with bringing new products through development to the marketplace, the voice verification and speech recognition industry places considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products and processes. While the Company holds two patents for methods relating to its proprietary algorithms, the Company relies primarily upon a combination of trademark, copyright, know-how and trade secrets and contractual restrictions to protect its intellectual property rights. The Company believes that such measures afford only limited protection and, accordingly, there can be no assurance that the steps taken by the Company to protect these proprietary rights will be adequate to prevent misappropriation of the technology or the independent development of similar technology by others. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that any patents issued or licensed to the Company will not be challenged and held to be invalid, or that present or future patents will provide commercially significant protection to the Company's present or future technologies, products or processes. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information not covered by patents to which the Company owns rights or obtain access to the Company's know-how or that others will not be issued patents that may prevent the sale of one or more of the Company's technologies, or require licensing and the payment of significant fees or royalties by the Company to third parties in order to enable the Company to conduct its business. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its technologies, products or processes to avoid infringement. The Company's failure to obtain these licenses or to redesign its technologies, products or processes would have a material adverse effect on the Company's business, financial condition and results of operations.

   No assurance can be given as to the degree of protection afforded by any patents issued to or licensed by the Company or that such patents will not be infringed upon by the products of others. The Company has received a notice from a third party claiming broad patent protection in the voice processing area and alleging that certain of the Company's voice mail and voice processing products may infringe upon its patent. Based on advice of its patent counsel, the Company does not believe that any of its products infringes upon the cited third-party patent, and if necessary, the Company intends to vigorously defend its position. However, the Company may not be able to successfully defend against the claimed infringement. There can be no assurance that the Company will not be subject to other claims that its technologies or products infringe the patents or proprietary rights of third parties. Defense and prosecution of patent claims can be expensive and time-consuming, regardless of whether the outcome is favorable to the Company, and can result in the diversion of substantial financial, management and other resources from the Company's other activities. An adverse outcome could subject the Company to significant liability to third parties, require the Company to obtain licenses from third parties or require the Company to cease any related research and development activities or product sales. In addition, the laws of certain countries may not protect the Company's intellectual property rights to the same extent that such rights are protected in the United States.

   The Company's success is also dependent upon the skill, knowledge and experience of its scientific and technical personnel. To help protect its rights, the Company requires all employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company, and in most cases, assignment to the Company of their ideas, developments, discoveries and inventions. There can be no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. See "Risk Factors -- Uncertainty Regarding Patents and Proprietary Rights."

COMPETITION


   The voice verification and speech recognition industry is subject to intense competition. The Company's competitors and potential competitors in the United States and abroad are numerous and include, among others, Apple Computer, Inc., AT&T, Berkley Speech Technologies Inc., Dragon Systems, Inc., the DSP Group, IBM, ITT, Lernout & Hauspie Speech Products N.V., Lucent Technologies, Inc., Microsoft Corporation, NEC Corp., Nuance Communications, Siemens AG, Speech Systems, Inc., Texas Instruments, T-Netix, Veritel, Voice Control Systems and Voice Processing Corporation. While all of the foregoing competitors participate in the speech recognition market, currently only ITT, Texas Instruments, T-Netix, Veritel, Voice Control Systems and Voice Processing Corporation compete with the Company in the voice verification market. In addition, the Company is likely to become subject to competition in the verification marketplace from companies which produce or are developing biometric identification products, such as fingerprint matching, retina pattern matching and signature analysis, as well as companies which market or develop traditional key, card and surveillance systems. Existing and potential competitors may be able to develop technologies that are as effective as, or more effective or easier to use than those offered by the Company, which would render the Company's technologies noncompetitive or obsolete. Moreover, many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, distribution and technological resources than the Company. Such existing and potential competitors may also enjoy substantial advantages over the Company in terms of research and development expertise, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the abilities of their speech technology products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Competition; Alternative Technologies."


   The Company believes that competition in the voice verification and speech recognition markets is primarily based upon accuracy, functionality, ease of use, versatility, cost and time required for application development and platform integration (including the number of languages offered), price, processing and memory requirements, and customer support. While certain of the Company's competitors have developed advanced speech technology products that are comparable in performance to one or more of the Company's products, the Company believes that its competitive advantage is based upon (i) the accuracy of its voice verification technology, (ii) the utilization of the Company's noise resistant algorithms, (iii) the ease of use and implementation of the Company's technologies, (iv) the language independent nature of the Company's technologies, and (v) the Company's single vendor, fully integrated approach to the implementation of its products. Notwithstanding these advantages, there can be no assurance that the Company will be able to compete effectively.

MANUFACTURING

   The Company currently does not engage in any manufacturing operations and does not plan to do so in the foreseeable future. The Company's proprietary products are manufactured by contract computer board manufacturers. The Company believes that there are many suitable vendors, in the United States and elsewhere, that the Company can use to meet its manufacturing needs at competitive prices. These products are manufactured to the Company's specifications and quality standards. Certain product testing, packaging and shipping functions are currently being conducted by MOSCOM on behalf of the Company. MOSCOM is expected to continue to perform such functions for the foreseeable future. See "Certain Transactions -- MOSCOM Relationship."

EMPLOYEES

   Currently, the Company employs 13 persons, including six in engineering and software development, four in sales and marketing and three in accounting, finance and administration. The Company is not subject to any collective bargaining agreements and believes that its relationship with its employees is good.

FACILITIES

   The Company's executive office and research and development facility is located in Pleasanton, California. The Company currently occupies a 10,680-square-foot facility pursuant to leases which will terminate on November 30, 2001. The current monthly rent under the leases is approximately $12,500 per month. The Company anticipates that the premises will satisfy its principal facilities requirements for the foreseeable future.

LEGAL PROCEEDINGS

   The Company is not a party to any material legal proceedings and is not aware of any threatened litigation that could have a material adverse effect upon the Company's business, financial condition and results of operations.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

   The following table sets forth certain information with respect to each of the directors and executive officers of the Company:


 NAME                            AGE  POSITION
-----------------------------  -----  -----------------------------------------------
John A. White (1) ............   58   President, Chief Executive Officer and Director
Albert J. Montevecchio(1)(2)     60   Director
Richard C. Vail ..............   65   Executive Vice President
William E. O'Connor (3).......   57   Chief Financial Officer and Secretary--
                                      designee
Donald G. Heitt (4)...........   61   Director--designee



------------
(1)    Member of the Compensation Committee

(2)    Member of the Audit Committee

(3) Mr. O'Connor has agreed to become the Company's Chief Financial Officer and Secretary upon consummation of this offering.

(4) Mr. Heitt has agreed to join the Board of Directors and the Audit and Compensation Committees upon the consummation of the offering.

   John A. White joined the Company as President, Chief Executive Officer and a director in June 1996. From November 1984 to June 1996, Mr. White served in various capacities with Siemens, ROLM Communications, a telecommunications company, including Vice President/General Manager, Northeast Area and most recently as Vice President, Special Product Sales. Prior to joining Siemens, ROLM, Mr. White was Vice President of Worldwide Sales and Marketing of Columbia Data Products, a personal computer manufacturing company, and held various positions at Xerox Corporation, an office products company.


   Albert J. Montevecchio was elected as Director in June 1996. Mr. Montevecchio has been the Chief Executive Officer and a director of MOSCOM since its incorporation in January 1983 and has served as MOSCOM's Chairman of the Board of Directors since his election in February 1985. He was President of MOSCOM from its incorporation until February, 1997.


   Richard C. Vail has served as Executive Vice President of the Company since June 1996. Mr. Vail served as a director of the Company from June 1996 to March 1997. From October 1984 to June 1996, Mr. Vail held various senior management positions with MOSCOM and has served as Vice President and General Manager of the Votan division of MOSCOM since 1991. From 1974 to October 1984, Mr. Vail held various senior management positions with Taylor Instrument Company, a process control company.

   William E. O'Connor served as Chief Financial Officer, Treasurer and Secretary of the Company from July 1996 until October 1996. Since October 1996 he has been a consultant to the Company. After the completion of the offering the Company intends to re-hire Mr. O'Connor as Chief Financial Officer and Secretary. From July 1995 until joining the Company, Mr. O'Connor was Chairman and Chief Financial Officer of Interware Development Corporation, a multimedia software development company. From August 1994 until July 1995, Mr. O'Connor was Chief Financial Officer of Catalina Marketing Corporation, an electronic marketing and software development company. From October 1987 until August 1994, Mr. O'Connor was a partner in Keystone Partners, a management consulting firm. From March 1976 to October 1987, Mr. O'Connor held top divisional general management and financial positions with SmithKline Beecham, PLC, a consumer products and pharmaceuticals firm. Mr. O'Connor is a certified public accountant.

   Donald G. Heitt has agreed to join the Board of Directors upon consummation of the offering. Mr. Heitt has been the Chairman of the Board of Voysys Corporation, a telecommunications company, since January 1996 and is currently on the Board of Larscom Inc. From April 1990 to January 1996, Mr. Heitt served as President and Chief Executive Officer of Voysys Corporation. From September 1987 to November 1989, Mr. Heitt was Senior Vice President of Telebit Corporation, a telecommunications company. From January 1986 to September 1987, Mr. Heitt was a managing partner and co-founder of

Resource Partners, Inc., a sales and marketing distributor and consulting company. From May 1982 until December 1985, Mr. Heitt served first as Vice President of Sales and Marketing, and later as President of the computer division of General Automation Inc., a mini-computer manufacturing and distribution company. Prior to 1982, Mr. Heitt was Vice President of Honeywell Information Systems, Inc., a industrial automation and control company.

KEY EMPLOYEES

   The following table sets forth certain information with respect to certain key employees of the Company:

 NAME               AGE  POSITION
----------------  -----  ---------------------------
Steven D. Love ...   41   Principal Research Engineer
Stephen P. Gill ..   58   Chief Scientist
Graeme R. Kinsey..   50   Senior Product Manager


   Steven D. Love has served as Principal Research Engineer of the Company since June 1996. From 1982 to June 1996, Mr. Love served as Principal Research Engineer first with Votan (the predecessor entity) and later with MOSCOM, following MOSCOM's acquisition of the business and assets of Votan (the predecessor entity) in 1991. Mr. Love's primary responsibilities have consisted of the development and implementation of algorithms for automatic recognition and compression of speech, and algorithms for automatic recognition and generation telephony signals. His work involves the implementation of software models of the biological auditory system, including investigation of neural networks as they relate to speech recognition. Prior to joining Votan (the predecessor entity), Mr. Love served in various capacities with the Fairchild Research and Development Laboratory, a semiconductor manufacturing company. Mr. Love received a B.S. in Electrical Engineering, specializing in analog and integrated circuit design, and an M.S. in Electrical Engineering, specializing in speech processing, each from the University of California at Berkeley.

   Stephen P. Gill has served as Chief Scientist of the Company on a part-time basis since June 1996. Dr. Gill is also employed by Magnetic Pulse, Inc., an oil field service provider. From 1979 to June 1996, Dr. Gill served, part time, as Chief Scientist first with Votan (the predecessor entity) and later with MOSCOM, following MOSCOM's acquisition of the business and assets of Votan (the predecessor entity) in 1991. Dr. Gill has developed a new class of spectral transforms for voice signal processing and has developed voice spectral data encoding techniques for both voice verification and speech recognition research in psychoacoustic grading of voice data and in human factors affecting perceived performance of voice products. Further, Dr. Gill has performed research and managed programs in all aspects of voice technology, including speech recognition, voice store and forward, voice verification and identification, continuous speech and real-time digital voice encoding. Dr. Gill received a B.S. in Physics from the Massachusetts Institute of Technology and he received his M.S. and Ph.D. in Applied Physics from Harvard University.

   Graeme R. Kinsey has served as Senior Product Manager of the Company since June 1996. From September 1991 to June 1996, Mr. Kinsey served as Senior Product Manager-Voice Technologies for MOSCOM. From 1988 to September 1991, Mr. Kinsey served as Senior Product Manager of Votan (the predecessor entity). From 1985 to 1988, Mr. Kinsey was Project Manager for Applied Robotic Technologies, Inc., a robotically-controlled hard disk testing work cell manufacturer. From 1969 to 1985, Mr. Kinsey held various positions with Zehntel, Inc., an automatic in-circuit printed board test company, including Manager-System Integration Group. Mr. Kinsey received a B.S. degree in electrical engineering from the University of California at Berkeley.

BOARD OF DIRECTORS


   The Company currently is authorized to elect five directors and two director positions are currently vacant. Each director holds office until the next annual meeting of shareholders or until his successor is duly elected and qualified.

   Mr. White has been appointed to serve on the Board of Directors of the Company pursuant to his employment agreement with the Company. Following this offering, Mr. White shall continue to serve on the Board of Directors pursuant to the terms of his agreement.

   Pursuant to the Underwriting Agreement, for a period of thirty-six (36) months from the closing of the offering, the Underwriter has the right to designate two (2) members to the Board of Directors, provided that the designees are acceptable to the Company and not more than one will be an affiliate of the Underwriter. Such members shall be entitled to the same compensation, reimbursements and indemnification as other members of the Company's Board of Directors. The Company anticipates that such independent directors will serve on the Audit Committee and the Compensation Committee.

   Mr. Heitt has agreed to serve as an independent member of the Board of Directors upon consummation of the offering. In addition, Mr. Heitt has agreed to serve on the Audit Committee and the Compensation Committee until such time as the board members to be named by the Underwriter have joined the Company's Board of Directors.

BOARD COMMITTEES


   The Audit Committee of the Board of Directors was established in March 1997 and reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditor, the performance of the Company's independent auditors and the accounting practices of the Company.


   The Compensation Committee of the Board of Directors was established in March 1997 and determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans.


DIRECTOR COMPENSATION

   Directors do not currently receive a fee for attending Board of Directors or committee meetings, but are reimbursed for expenses incurred in connection with performing their respective duties as directors of the Company. However, the Board of Directors may in the future establish a policy of compensating directors for attending Board of Directors' or committee meetings. Additionally, non-employee directors are entitled to be granted options under the Company's 1996 Stock Option Plan. See "--1996 Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Company's Compensation Committee currently consists of Mr. Montevecchio and Mr. White. The Compensation Committee determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans. Mr. White is the President and Chief Executive Officer of the Company. Mr. Montevecchio is the Chairman of the Board of Directors and Chief Executive Officer of MOSCOM. MOSCOM is a party to various transactions with the Company. See "Certain Transactions -- MOSCOM Relationship."

EXECUTIVE COMPENSATION

   The following table sets forth the annual compensation paid to each of the Company's (i) Chief Executive Officer and (ii) Executive Vice President, whose total compensation during 1996 exceeded $100,000 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE



                                                        ANNUAL COMPENSATION             LONG-TERM
                                               --------------------------------------  COMPENSATION
                                                                         OTHER          SECURITIES
                                                                         ANNUAL         UNDERLYING
NAME AND PRINCIPAL POSITION             YEAR   SALARY($)  BONUS($) COMPENSATION($)(1)   OPTIONS(2)
---------------------------            ------  ---------  -------- ------------------   ----------
John A. White (3)
 President and Chief Executive
 Officer..............................   1996     96,462    25,000          --           34,909
Richard C. Vail
 Executive Vice President, formerly
 Vice President, General Manager of
 the Votan Division of MOSCOM.........   1996    112,000     5,000          --           18,909



------------
(1) Other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the year. Includes (i) personal use of a MOSCOM company car, (ii) life insurance premiums paid by MOSCOM and (iii) medical expenses reimbursed by MOSCOM.

(2) All of the outstanding options granted under the Company's 1996 Stock Option Plan were cancelled on March 7, 1997. On that date new options were granted at an exercise price of $4.25 to Mr. White and Mr. Vail, in the amounts of 51,200 and 27,200 respectively.

(3) Mr. White began serving as the Company's President and Chief Executive Officer in June 1996, and therefore, received no compensation from the Company or MOSCOM prior to the date thereof. In the future, Mr. White will receive compensation to be paid by the Company in accordance with his employment agreement. See "--Employment Agreements."


1996 STOCK OPTION PLAN


   The Company's 1996 Stock Option Plan was adopted by the Board of Directors, approved by the Company's stockholders in June 1996, and amended in connection with this offering on March 7, 1997 (the "1996 Plan"). Up to 550,000 shares of Common Stock have been authorized for issuance under the 1996 Plan. The Company has agreed that prior to May 1, 1998 it will not issue options for more than an aggregate of 300,000 shares without the unanimous approval of the Company's outside directors. The share reserve will increase on the first trading day of each calendar year beginning with the year 2000 by 1% of the number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year. In no event may any one participant in the 1996 Plan receive option grants for more than 150,000 shares in the aggregate.


   The 1996 Plan is divided into two separate components: (i) the Discretionary Option Grant Program under which employees and consultants may, at the discretion of the Plan Administrator (as defined in the 1996 plan), be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date and (ii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board of Directors' members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

   The Discretionary Option Grant Program will be administered by the Compensation Committee. The Compensation Committee, as Plan Administrator, will have complete discretion to determine which eligible individuals are to receive option grants, the time or times when such option grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

   Upon an acquisition of the Company by merger or asset sale, each outstanding option will be subject to accelerated vesting under certain circumstances. The Compensation Committee, as Plan Administrator, of the 1996 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and any other executive officer in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

   Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (x) the fair market value of the vested shares of Common Stock subject to the surrendered option over (y) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock.

   The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

   Under the Automatic Option Grant Program, each individual serving as a non-employee Board of Directors' member on the date the Underwriting Agreement for this offering is executed will receive an option grant on such date for 5,000 shares of Common Stock. Each individual who first becomes a non-employee Board of Directors' member thereafter will receive a 5,000-share option grant on the date such individual joins the Board of Directors. In addition, at each Annual Stockholders' Meeting, beginning with the 1997 Annual Meeting, each individual who is to continue to serve as a non-employee Board of Directors' member after the meeting will receive an aditional option grant to purchase 2,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company. Pursuant to the Automatic Option Grant Program, Mr. Montevecchio, in his capacity as a non-employee director of the Company, will receive an option to purchase 5,000 shares of Common Stock at an exercise price equal to the initial public offering price set forth on the cover page of the Prospectus.

   Each automatic grant will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board of Directors' service. Each automatic option will be immediately exerciseable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee Board of Directors' member cease prior to vesting in the shares. The initial 5,000-share grant (including the anticipated grant to Mr. Montevecchio) will vest in four equal and successive annual installments over the optionee's period of Board of Directors' service. Each additional 2,000-share grant will vest upon the optionee's completion of one year of Board of Directors' service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board of Directors' member.

   The Board of Directors may amend or modify the 1996 Plan at any time. The 1996 Plan will terminate in June 2006, unless sooner terminated by the Board of Directors.

   On March 7, 1997 the Company authorized the cancellation of all of the outstanding options granted under the 1996 Plan and the regrant of options to purchase 172,480 shares of the Company's Common Stock. The following table sets forth the outstanding options held by the Named Executive Officers as of March 7, 1997.


                                      INDIVIDUAL GRANTS
                    ----------------------------------------------------
                      NUMBER OF                                             POTENTIAL REALIZABLE VALUE AT
                        SHARES      PERCENTAGE                                  ASSUMED ANNUAL RATES
                      UNDERLYING    OF OPTIONS     EXERCISE                  OF STOCK PRICE APPRECIATION
                       OPTIONS      GRANTED TO      PRICE     EXPIRATION          FOR OPTION TERM (3)
NAME                  GRANTED(1)    EMPLOYEES       ($/SH)      DATE(2)    --------------------------------
                    -----------------------------------------------------     0%($)     5%($)     10%($)
JOHN A. WHITE(4)  ..     51,200          30%       $4.25(5)      3/6/07      38,400    199,397    446,398
RICHARD C. VAIL(6)       27,200          16%       $4.25(5)      3/6/07      20,400    105,930    237,149


------------
(1) Such stock options vest 25% per year over a period of four years after the date of grant.

(2)     Such stock options expire ten years from the date of grant.

(3) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the 10-year option term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price growth.

(4) This option grant was made upon the cancellation of an option grant of 17,454.5 shares at an exercise price of $17.53 and an option grant of 17,454.5 shares at an exercise price of $20.63.

(5) The exercise price for this option equaled 85% of the fair market value as such shares at the date of grant as determined by the Board of Directors.

(6) This option grant was made upon the cancellation of an option grant of 18,909 shares at an exercise price of $20.63.

EMPLOYMENT AGREEMENTS


   On June 19, 1996, the Company entered into an employment agreement with John A. White, the Company's President and Chief Executive Officer, for a two-year term. Pursuant to his agreement, Mr. White will be entitled to receive a minimum base salary of $180,000 per year, plus an annual discretionary performance-based bonus in an amount up to 50% of his base salary. Pursuant to his employment agreement, Mr. White also received a bonus in the amount of $25,000 upon the commencement of his employment with the Company and is also entitled to receive a guaranteed bonus in the amount of $25,000 upon the successful completion of an initial public offering of the Company's Common Stock with gross proceeds to the Company in excess of $10,000,000. In addition, Mr. White is entitled to receive a stock option to purchase 34,909 shares of the Company's Common Stock at an exercise price per share equal to the initial public offering price in the case of incentive stock options or 85% of the initial public offering price in the case of non-qualified stock options. Effective March 7, 1997, the option grant made under the employment agreement was cancelled and Mr. White was regranted an option to purchase 51,200 shares at an exercise price of $4.25. These options become exercisable in increments of 25% per year. The options are to have a maximum term of 10 years, subject to earlier termination upon cessation of Mr. White's employment with the Company. The agreement requires Mr. White to devote his full time, attention and energies to the Company's business. The agreement contains restrictive covenants pursuant to which Mr. White has agreed not to compete with the Company for a period of one year following termination of his employment. The agreement also prohibits disclosure of the Company's trade secrets. There can be no assurance that any of these provisions, if violated, would be enforceable by the Company. The agreement further provides that, if Mr. White is terminated without "good cause" (as such term is defined in Mr. White's employment agreement), then Mr. White will be entitled to receive any unpaid compensation accrued through the last day of his employment and certain "severance payments" (as such term is defined in Mr. White's employment agreement).


KEY-PERSON LIFE INSURANCE

   The Company intends to obtain and intends to be the sole beneficiary of a $1 million key-person life insurance policy on the life of Mr. White.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

   The Company's Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under Delaware law, the directors have fiduciary duties to the Company that are not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to the Company for acts or omissions that are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. In addition, the Company maintains liability insurance for its officers and directors.

   Section 145 of the DGCL permits the Company to, and the Certificate of Incorporation provides that the Company may, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom. Such right of indemnification shall inure to such individuals whether or not the claim asserted is based on matters that antedate the adoption of the Certificate of Incorporation. Such right of indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by the Certificate of Incorporation shall not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by the Certificate of Incorporation, by any agreement, by vote of stockholders, by resolution of directors, by provision of law or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   Section 102(b)(7) of the DGCL permits a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL relating to unlawful dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Section 102(b)(7) of the DGCL is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations. The Company believes this provision will assist it in securing the services of qualified directors who are not employees of the Company. This provision has no effect on the availability of equitable remedies, such as injunction or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

                             CERTAIN TRANSACTIONS

MOSCOM RELATIONSHIP


   Votan's business and operations were acquired by MOSCOM in September 1991 for $323,730 from a predecessor company that had been engaged in voice verification and speech recognition development since its inception in 1979. The Company has, until recently, conducted its business and operations as the Votan division of MOSCOM.

   Effective June 26, 1996, MOSCOM transferred substantially all of the voice verification and speech recognition business, operations (including research and development), assets and liabilities of the Votan division to the Company. In connection with the Formation, the Company entered into the following agreements with MOSCOM which govern the continuing relationship between MOSCOM and the Company: (i) a Subsidiary Formation Agreement; (ii) a License Agreement; and (iii) a Service and Supply Agreement.


   Pursuant to the Subsidiary Formation Agreement (the "Formation Agreement"), MOSCOM has transfered all of the assets of its Votan division to the Company in consideration for the issuance to MOSCOM of 1,000 (does not give effect to an effective 1,600-to-1 stock split) fully paid, non-assessable shares of Common Stock of the Company. The Company has agreed to assume and pay, perform and discharge all debts, obligations, contracts and liabilities of MOSCOM related to these assets. The Company has also agreed to assume obligations relating to certain pension benefits afforded to Mr. Vail and to reimburse MOSCOM for certain expenses incurred by MOSCOM related to this offering.


   Pursuant to the License Agreement (the "License Agreement"), the Company has granted MOSCOM a non-exclusive, non-transferable worldwide license to continue selling the TeleVoice System, certain computer board products and other products incorporating the Company's algorithms. MOSCOM and the Company have also agreed to promptly disclose and license to each other on a non-exclusive, royalty-free basis, all improvements to the licensed technologies and products which they make or acquire during the term of the license. MOSCOM has the right to grant sublicenses to end-users and distributors without prior consent, but must obtain the Company's prior written consent for sublicenses to other VARs. MOSCOM is required to pay one, and only one, of the following royalties to the Company for each sale or license of the products and technologies covered by the License Agreement:
(i) $50 for each copy of the licensed algorithms sublicensed to an end-user or distributor; (ii) $50 per sale of a product incorporating a licensed algorithm; (iii) $50 for each functional port on each computer board sold, if such board incorporates a licensed algorithm and is sold with application software; or (iv) $50 for each board or other computer board sold, if such board incorporates a licensed algorithm but is not sold with application software. The license shall continue in effect until terminated, with the Company having the right to terminate in the event of MOSCOM's breach or bankruptcy and MOSCOM having the right to terminate for any reason. MOSCOM may terminate the license upon 30 days prior written notice to the Company. If MOSCOM terminates because of a material breach by the Company, MOSCOM's licenses shall survive such termination and no further royalties shall be due to the Company. As of the effective date of this offering, no amounts have been paid to MOSCOM under the License Agreement.

   Pursuant to the Service and Supply Agreement, MOSCOM has agreed to sell to the Company certain speech recognition and voice verification boards for an amount equal to 1.25 times MOSCOM's cost for each such board. In addition, pursuant to the Service and Supply Agreement, MOSCOM has agreed to provide the Company with certain administrative and accounting services, as the Company may from time to time require, for a fee equal to four times the gross hourly salary paid by MOSCOM to any employee who performs such administrative and accounting services for Votan, multiplied by the actual number of hours expended by each such employee to perform such services. The services to be provided to the Company by Mr. Montevecchio as a Director are excluded from the Service and Supply Agreement, and therefore, the Company will not be obligated to pay any fees to MOSCOM for Mr. Montevecchio's services in such capacity. See "Management -- Director Compensation." In the event that MOSCOM, upon Votan's request, pays premiums on group employee benefit plans for the benefit of Votan employees, Votan has agreed to reimburse MOSCOM in an amount equal to 105% of such premiums paid by MOSCOM. As of the effective date of this offering, no amounts have been paid to MOSCOM under the Service and Supply Agreement.

   Pursuant to a Value Added Reseller Agreement (the "VAR Agreement"), the Company has granted MOSCOM non-exclusive rights to sublicense the Company's application software for the bank teller verification system (the "Products") worldwide (except for the United States). MOSCOM may use its own VARs or subdistributors to sublicense the Products to end-users pursuant to the terms of the VAR Agreement. MOSCOM is obligated to pay a royalty to the Company for each end-user sublicensed to use the Products, calculated at a rate based on either (i) the number of bank branches where the end-user is sublicensed to use the Products or (ii) the number of personal computers on which the end-user is licensed to use the Products, whichever results in the greater aggregate royalty to the Company. The Company has also agreed to provide to MOSCOM sales, installation, system administration, technical support and engineering and customization services at specified charges. The term of the VAR Agreement is two years commencing September, 1996 unless terminated earlier by either party without cause upon 180 days' prior written notice or by the Company in the event of MOSCOM's material breach upon five business days' prior written notice. All royalty payments payable to MOSCOM pursuant to the VAR Agreement are supplemental to MOSCOM's payment obligations under the License Agreement. As of the effective date of this offering, no amounts have been paid to MOSCOM under the VAR Agreement.

   Pursuant to the Inter-company Loan, the Company has agreed to reimburse MOSCOM up to $1.6 million for amounts loaned to the Company to fund operations since the Formation and MOSCOM has agreed to forgive any amounts owed by the Company to MOSCOM in excess of $1.6 million. Such amounts, if any, in excess of $1.6 million will be used to increase the equity of the Company on a dollar-for-dollar basis. See "Use of Proceeds."


   The Company has granted MOSCOM a demand registration right to register all of its shares currently owned at such time, if any, as the Company may become eligible to use Form S-3, provided that the maximum number of shares which MOSCOM may sell at any time may not exceed the volume amount allowed pursuant to Rule 144.

   The Company believes that all transactions between the Company and MOSCOM have been and will be on terms no less favorable to the Company than could be obtained from unaffiliated parties. Pursuant to the Company's Bylaws, all such future transactions before the Company's Board of Directors will be approved by a majority of the independent members of the Company's Board of Directors. These Bylaw provisions shall remain in effect until such time as MOSCOM holds less than 20% of the Common Stock and may only be amended by a vote of the stockholders of the Company, excluding MOSCOM.

VAIL ARRANGEMENTS

   The Company intends to enter into an employment agreement with Richard C. Vail pursuant to which the Company intends to agree to assume pension benefits currently accrued to the benefit of Mr. Vail during his employment at MOSCOM. Such benefits are estimated to be $28,000 per year for the longer of ten years or the remainder of his life and the payment thereof will be guaranteed by MOSCOM to the extent the Company is unable to satisfy such benefits.

   MOSCOM has previously extended an employment-related relocation loan to Mr. Vail in the principal amount of $100,000 (the "Note"). The Note bears interest at a rate equal to the rate of appreciation of Mr. Vail's home and is due and payable to MOSCOM on the earlier of March 23, 1997 or the sale of Mr. Vail's residence. Currently, there is no appreciation in the value of Mr. Vail's home and, therefore, the Note is not bearing any interest. Upon completion of this offering the Note will be assigned to the Company.

   For information regarding employment agreements with Named Executive Officers, see "Management -- Employment Agreements." For information regarding compensation of directors, see "Management -- Director
Compensation." For information regarding options granted to executive officers, see "Management -- 1996 Stock Option Plan."

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 8, 1997, as adjusted to reflect the sale of the shares of Common Stock offered hereby, with respect to (a) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, (b) each director of the Company,
(c) each of the Named Executive Officers and (d) all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. See "Certain Transactions -- MOSCOM Relationship."

                                               BENEFICIAL OWNERSHIP                         BENEFICIAL OWNERSHIP
                                            PRIOR TO THIS OFFERING(1)       NUMBER OF       AFTER THIS OFFERING(1)
                                           --------------------------      SHARES BEING  ---------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER           NUMBER        PERCENT         OFFERED         NUMBER       PERCENT
------------------------------------       -------------  -----------   ---------------    ----------    ---------
MOSCOM Corporation
 3750 Monroe Ave., Pittsford, NY 14534 ...    1,600,000        100%            --           1,600,000        50%(2)
John A. White (3) ........................        --            --             --                  --        --
Albert J. Montevecchio (4)
 3750 Monroe Ave., Pittsford, NY 14534 ...       --             --             --                  --        --
Richard C. Vail (3) ......................       --             --             --                  --        --
Donald G. Heitt (5)
 48634 Milmont Drive, Fremont,
 California 94538.........................       --             --             --                  --        --
All executive officers and directors
 as a group (4 persons)...................       --             --             --                  --        --



------------
*      Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to these securities.

(2) MOSCOM, a publically traded company quoted on the Nasdaq National Market under the symbol MSCM, has granted the Underwriter a 30 business day option to purchase up to 120,000 additional shares to cover over-allotments, if any. If the Underwriter's over-allotment option is exercised in full, MOSCOM will own 45% of the outstanding shares of Common Stock of the Company. Albert J. Montevecchio is Chairman of the Board and Chief Executive Officer and a controlling stockholder of MOSCOM (beneficially owning 16.7% of MOSCOM as of Apirl 8, 1997) and, as a result, may be deemed to beneficially own the shares of Common Stock owned by MOSCOM. Mr. Montevecchio disclaims beneficial ownership of such shares.

(3)    The individual may be reached at the Company's address.

(4)    Does not include shares owned by MOSCOM.

(5) Mr. Heitt has agreed to join the Board of Directors upon the consummation of the offering.

                         DESCRIPTION OF CAPITAL STOCK

   Upon the consummation of this offering, the Company's authorized capital stock will consist of 20,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share. All of the issued and outstanding shares of Common Stock will be fully paid and nonassessable. In addition, upon consummation of this offering there will be reserved for issuance 160,000 shares of Common Stock issuable upon the exercise of the Underwriter's Warrants.

   The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by this reference to the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Bylaws, as amended (the "Bylaws"), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

   Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders. Immediately following this offering, MOSCOM will own approximately 50% of the outstanding shares of Common Stock (45% if the Underwriter's over-allotment is exercised in full). As a result, MOSCOM will retain the voting power required to elect all directors and approve other matters required to be voted upon by the stockholders of the Company. See "Risk Factors -- Control by MOSCOM; Potential Conflicts of Interest" and "Certain Transactions -- MOSCOM Relationship." There are no cumulative voting rights. Holders of Common Stock are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock share ratably in the assets of the Company available for distribution to its stockholders, subject to the preferential rights of any then-outstanding shares of Preferred Stock. No shares of Preferred Stock will be outstanding immediately following the consummation of this offering. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All shares of Common Stock outstanding upon the effective date of this Prospectus, and the shares offered hereby will, upon issuance and sale, be fully paid and nonassessable.

PREFERRED STOCK

   The Company's Board of Directors has the authority to issue 1,000,000 shares of Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The Board of Directors could, without the approval of the stockholders, issue Preferred Stock having voting or conversion rights that could adversely affect the voting power of the holders of Common Stock, and the issuance of Preferred Stock could be used, under certain circumstances, to render more difficult or discourage a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

   At the closing of this offering, the Company will issue to the Underwriter the Underwriter's Warrant to purchase for investment a maximum of 160,000 shares of Common Stock. The Underwriter's Warrant will be exercisable for a four-year period commencing one year from the date of this Prospectus. The exercise price of the Underwriter's Warrant will be $6.00 per share. The Underwriter's Warrant will not be transferable prior to its exercise date except to officers of the Underwriter and members of the selling group and officers and partners thereof. The Underwriter's Warrant will contain anti-dilution provisions providing adjustment in the event of any recapitalization, stock dividend, stock split or similar transaction. The Underwriter's Warrant does not entitle the Underwriter to any rights as a stockholder of the Company until such Warrant is exercised and shares are purchased thereunder. The Underwriter's Warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Securities and Exchange Commission either an amendment to the Registration Statement of which this Prospectus is a part or a separate registration statement, the Underwriter shall have the right during the five-year period commencing on the date of this Prospectus to include in such amendment or Registration Statement the Underwriter's Warrant and the shares of Common Stock issuable upon its exercise at no expense to the Representative. Additionally, the Company has agreed that, upon written request by a holder or holders of 50% or more of the Underwriter's Warrant which is made during the exercise period of the Underwriter's Warrant, the Company will, on two separate occasions, register the Underwriter's Warrant and the shares of Common Stock issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second such registration will be at the expense of the holder(s) of the Underwriter's Warrant.

CERTAIN PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW

   Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a broad range of "business combinations" with an "interested stockholder" (defined generally as a person owning 15% of more of a corporation's outstanding voting stock) for three years following the date such person became an interested stockholder unless (i) before the person becomes an interested stockholder, the transaction resulting in such person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer), or (iii) on or after such date on which such person became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock excluding shares owned by the interested stockholders. The restrictions of Section 203 do not apply, among other reasons, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Certificate of Incorporation and Bylaws do not currently contain any provisions electing not to be governed by Section 203 of the DGCL.

   Section 203 of the DGCL may discourage persons from making a tender offer for or acquisitions of substantial amounts of the Common Stock. This could have the effect of inhibiting changes in management and may also prevent temporary fluctuations in the Common Stock that often result from takeover attempts.

   Section 228 of the DGCL allows any action that is required to be or may be taken at a special or annual meeting of the stockholders of a corporation to be taken without a meeting with the written consent of holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the certificate of incorporation of such corporation does not contain a provision to the contrary. The Certificate of Incorporation contains no such provision, and therefore stockholders holding a majority of the voting power of the Common Stock will be able to approve a broad range of corporate actions requiring stockholder approval without the necessity of holding a meeting of stockholders.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company. American Stock Transfer & Trust Company is located at 40 Wall Street, New York, New York 10005, and its telephone number is
(212) 936-5100.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for the Common Stock of the Company. Sales of substantial amounts of Common Stock of the Company in the public market or the perception that such sales could occur could materially adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


   Upon completion of this offering, the Company will have 3,200,000 shares of Common Stock outstanding (or 3,320,000 if the Underwriter's over-allotment option is exercised in full). Of these shares, the 1,600,000 shares sold in this offering (or 1,840,000 if the Underwriter's over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 1,600,000 shares (or 1,480,000 if the Underwriter's over-allotment option is exercised in full) of Common Stock held by MOSCOM upon consummation of this offering will be "restricted" securities within the meaning of Rule 144 (the "Restricted Shares") and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144.


SALES OF RESTRICTED SHARES

   Beginning thirteen months after the date of this Prospectus, 1,600,000 shares of Common Stock held by MOSCOM (excluding 120,000 shares that may be sold by MOSCOM pursuant to the Underwriter's over-allotment option) and subject to a lockup ("Lockup") agreement between the Underwriter and MOSCOM will become eligible for sale in the public market if registered or pursuant to an exemption, from registration such as Rule 144. Pursuant to the Lockup, MOSCOM has agreed not to, directly or indirectly, offer, pledge, sell, contract to sell, transfer or otherwise dispose of any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock for a period of one year after the date of this Prospectus without the prior written consent of the Underwriter. In addition, the Company has granted MOSCOM a demand registration right to register all of its shares currently owned at such time, if any, as the Company may become eligible to use Form S-3, provided that the maximum number of shares which MOSCOM may sell at any time may not exceed the volume amount allowed pursuant to Rule 144.

   In general, Restricted Shares may be sold in the public market only if registered or if qualified for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which are summarized below, or other exemptions. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could materially adversely affect the market price of the Common Stock. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner other than an affiliate of the Company) would be entitled to sell within any three month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate of the Company), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Unless otherwise restricted, such shares of Common Stock may therefore be sold immediately upon the completion of this Offering.

   Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that nonaffiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

   Taking into account the lock-up agreements and the restrictions of Rules 144 and 701 described above, approximately no Restricted Shares will be eligible for sale immediately after this Offering and approximately all Restricted Shares will be eligible for sale beginning thirteen months after the date of this Prospectus, subject, in some cases, to the volume restrictions of Rule 144.

   The Company has agreed not to offer, issue, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 12 months from the date of this Prospectus without the prior written consent of the Underwriter, subject to certain exceptions.

SHARES RESERVED FOR ISSUANCE


   Options. As of the date hereof, the Board of Directors and the stockholders have authorized the issuance of an aggregate of up to 450,000 shares of Common Stock for issuance pursuant to the 1996 Stock Option Plan. As of March 31, 1997, options to purchase 172,480 shares of Common Stock were outstanding under the 1996 Stock Option Plan. The Company intends to file one or more registration statements on Form S-8 under the Securities Act approximately 90 days after the date of this Prospectus to register the 550,000 shares available for issuance under the 1996 Stock Option Plan. Such registration statements are expected to become effective upon filing. After the effective date of the applicable registration statement, shares of Common Stock issued under the 1996 Stock Option Plan will be immediately eligible for sale in the public market, subject to vesting limitations and restrictions on affiliate sales. See "Management--Stock Option Plan."


   Warrants. The Company has 160,000 shares reserved for issuance upon exercise of the Underwriter's Warrants. See "Underwriting."

                                 UNDERWRITING

   The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement between the Company and the Underwriter, to purchase from the Company 1,600,000 shares of Common Stock. The underwriting discount set forth on the cover page of this Prospectus will be allowed to the Underwriter at the time of delivery to the Underwriter of the shares so purchased.

                             NUMBER
                               OF
NAME OF UNDERWRITER          SHARES
------------------------  ----------
H.J. Meyers & Co., Inc.

                          ----------
  Total..................  1,600,000
                          ==========

   The Underwriter has advised the Company that they propose to offer the shares to the public at an offering price of $5.00 per share and that the Underwriter may allow certain dealers who are members of the National Association of Securities Dealers ("NASD") a concession of not in excess of $
   per share. After commencement of the offering, the public offering price and concession may be changed.


   Each of the Company and MOSCOM has granted to the Underwriter an option, exercisable during the 30 business-day period from the date of this Prospectus, to purchase up to a maximum of 120,000 additional shares, respectively, on the same terms set forth above. The Underwriter may exercise such rights only to satisfy over-allotment in the sale of the shares.


   The Company has agreed to pay to Underwriter a non-accountable expense equal to 3% of the total proceeds of the offering, or $240,000 ($258,000 and $18,000 payable by the Company and MOSCOM, respectively, if the Underwriter exercises the over-allotment option in full). In addition to the Underwriter's commission and the Underwriter's non-accountable expense allowance, the Company is required to pay the costs of qualifying the shares of Common Stock, under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this
offering, estimated to total approximately    .


   At the closing of this offering, the Company will issue to the Underwriter the Underwriter's Warrant to purchase for investment a maximum of 160,000 shares of Common Stock. The Underwriter's Warrant will be exercisable for a four-year period commencing one year from the date of this Prospectus. The exercise price of the Underwriter's Warrant will be $6.00 per share (assuming an initial public offering price of $5.00 per share). The Underwriter's Warrant will not be transferable prior to its exercise date except to officers of the Underwriter and members of the selling group and officers and partners thereof. The Underwriter's Warrant will contain anti-dilution provisions. The Underwriter's Warrant does not entitle the Underwriter to any rights as a shareholder of the Company until such Warrant is exercised and the shares of Common Stock are purchased thereunder. The Underwriter's Warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Commission either an amendment to the Registration Statement of which this Prospectus is a part of a separate registration statement, the Underwriter shall have the right during the five-year period commencing on the date of this Prospectus to include in such amendment or Registration Statement the Underwriter's Warrant and the Company has agreed that, upon written request by a holder or holders of 50% or more of the Underwriter's Warrant which is made during the exercise period of the Underwriter's Warrant, the Company will, on two separate occasions, register the Underwriter's Warrant and the shares of Common Stock issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second which registration will be at the expense of the holder(s) of the Underwriter's Warrant.

   For the period during which the Underwriter's Warrant is exercisable, the holder or holders will have the opportunity to profit from a rise in the market value of the Company's Common Stock, with a resulting dilution in the interests of the other shareholders of the Company. The holder or holders of the Underwriter's Warrant can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Underwriter's Warrant. Such facts may materially adversely affect the terms on which the Company can obtain additional financing. To the extent that the Underwriter realizes any gain from the resale of the Underwriter's Warrant or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Securities Act.

   The Company has agreed to enter into a consulting agreement with the Underwriter under the terms of which the Underwriter has agreed to perform consulting services related to corporate finance and will be paid a non-refundable fee of $6,000 per month for 12 months. The Company has agreed to pay the Underwriter the entire one year fee upon closing.


     On February 6, 1996, MOSCOM executed an agreement to retain
Grady & Hatch, Inc. ("Grady & Hatch") to assist MOSCOM in selling a portion of its Votan division through an initial public offering. On September 4, 1996, MOSCOM and Grady & Hatch executed an amendment to the agreement memorializing Grady & Hatch's role to select and introduce MOSCOM management to suitable investment banking firms to act as lead underwriter for an initial public offering of Votan, to assist MOSCOM in evaluating an negotiating with underwriters and otherwise assisting MOSCOM as reasonably requested to facilitate the completion of the Company's initial public offering.
Grady & Hatch was not engaged to assist in distributing or selling securities on behalf of MOSCOM or Votan. In consideration for the aforementioned services, Grady & Hatch was to be paid the following compensation by the Company guaranteed by MOSCOM (i) reimbursement for expenses incurred by Grady & Hatch after February 6, 1996 in performance of the services outlined above ($4,340 was paid by MOSCOM) and (ii) the lesser of one percent (1%) of the gross dollar proceeds of the Company's initial public offering or $250,000. Of that amount, $100,000 was non-contingent and was paid by MOSCOM on September 4, 1996. The balance was contingent and payable upon the settlement date of the Company's initial public offering through an underwriter introduced to MOSCOM by Grady & Hatch. The amended agreement terminated of February 6, 1997 without further payment or liability to Brady & Hatch. H.J. Meyers & Co., Inc. was not introduced to either MOSCOM or the Company by Grady & Hatch and Grady & Hatch rendered no additional services from September 4, 1996 through February 6, 1997, pursuant to which amounts were owed to it by either MOSCOM or the Company, other than the reimbursement of these expenses set forth above.


   The Company has agreed that, for a period of 12 months from the date of this Prospectus, it will not sell any securities, with the exception of the shares of Common Stock issued upon exercise of currently outstanding options, without the Underwriter's prior written consent, which consent shall not be unreasonably withheld. In addition, for a period of 24 months from the date of this Prospectus, the Company will not issue any shares of Preferred Stock or sell or issue any securities pursuant to Regulation S under the Securities Act without the Underwriter's prior written consent.

   Holders of all of the Company's Common Stock outstanding prior to this offering are expected to be subject to lock-up agreements under which the holders of such shares will agree not to sell or dispose of any shares owned by them prior to this offering, or subsequently acquired under any option, warrant or convertible security owned by them prior to this offering, for a period of 13 months after the date of this Prospectus, without prior written consent of the Underwriter.


   The Underwriting Agreement provides for reciprocal indemnification between the Company and MOSCOM, on the one hand, and the Underwriters, on the other hand, against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

   In addition, the Company has agreed that for a period of 36 months from the closing of the offering, the Underwriter shall have the right to designate two members to the Board of Directors, provided that the designees are acceptable to the Company and not more than one will be an affiliate of the Underwriter. Such members shall be entitled to the same compensation, reimbursements and indemnification as other members of the Company's Board of Directors.

   The Underwriter has advised the Company that the Underwriter does not intend to confirm sales to any account over which they exercise discretionary authority.

   In addition, the Company has agreed that, for the three years following the offering, it will not (i) implement a "poison pill" or other device designed to prevent a hostile takeover of the Company, or increase the size of the Company's Board of Directors, or (ii) increase the compensation of or introduce severance packages for, its directors and officers, without the approval of those members of the Company's Board of Directors who are not employees of the Company.


   On July 16, 1996, the National Association of Securities Dealers, Inc. ("NASD") issued a notice of acceptance of Acceptance, Waiver and Consent (the "AWC") whereby the Underwriter was censured, and ordered to pay fines and restitution to retail customers in the amount of $250,000 and approximately $1.025 million, respectively. The AWC was issued in connection with claims by the NASD that the Underwriter charged excessive markups and markdowns in connection with the trading of four certain securities originally underwritten by the Underwriter; the activities in question occurred during periods between December 1990 and October 1993. The Underwriter has informed the Company that the fines and refunds will not have material adverse effect on the Underwriter's operations and that the Underwriter has effected remedial measures to help ensure that the subject conduct does not recur.


   Prior to this offering, there has been no public market for the shares of Common Stock. The initial public offering price has been negotiated among the Company and the Underwriter. Among the factors considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, are estimates of the business potential and earning prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   In connection with the offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriter may overallot the offering, creating a syndicate short position. In addition, the Underwriter may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members in the offering, if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

                                LEGAL MATTERS

   The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Francisco, California. Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Underwriter by Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California.

                                   EXPERTS

   The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            AVAILABLE INFORMATION

   The Company has filed with the Commission, Washington, D.C. 20549 a Registration Statement on Form S-1 (including all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration
                                   53

Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement, including exhibits, schedules and reports filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement referred to herein set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street,
N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at The Northwestern Atrium Center, 500 West Madison Street,
Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th
Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.
The Registration Statement, including the exhibits and schedules thereto, can also be accessed through the EDGAR terminals in the Commission's Public Reference Rooms in Washington, Chicago and New York or through the World Wide Web at http://www.sec.gov.

                              VOTAN CORPORATION
                 (FORMERLY A DIVISION OF MOSCOM CORPORATION)
                        INDEX TO FINANCIAL STATEMENTS

                                                     PAGE
                                                  --------
Report of Independent Public Accountants ........    F-2
Balance Sheets...................................    F-3
Statements of Operations.........................    F-4
Statements of Changes in Stockholder's Equity ...    F-5
Statements of Cash Flows.........................    F-6
Notes to Financial Statements....................    F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and the Stockholder of Votan Corporation:

   We have audited the accompanying balance sheets of Votan Corporation (formerly a division of MOSCOM Corporation) as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management and MOSCOM's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Votan Corporation as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ARTHUR ANDERSEN LLP

Rochester, New York
March 7, 1997

                              VOTAN CORPORATION
                 (FORMERLY A DIVISION OF MOSCOM CORPORATION)
                                BALANCE SHEETS

                                                                DECEMBER 31,
                                                         -------------------------
                                                             1995         1996
                                                         ----------  -------------
                         ASSETS
CURRENT ASSETS:
 Cash...................................................   $  8,000    $     3,000
 Accounts receivable....................................      2,000         26,000
 Inventory..............................................         --          4,000
                                                         ----------  -------------
  Total current assets..................................     10,000         33,000
                                                         ----------  -------------
PROPERTY AND EQUIPMENT, net.............................     63,000        123,000
                                                         ----------  -------------
CAPITALIZED SOFTWARE, net of accumulated amortization
 of $195,000 and $341,000 in 1995 and 1996,
 respectively...........................................    269,000        207,000
                                                         ----------  -------------
   Total assets.........................................   $342,000    $   363,000
                                                         ==========  =============
          LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts Payable ......................................   $     --    $    33,000
 Accrued payroll, commissions and related taxes ........     17,000         57,000
 Deferred compensation..................................    207,000             --
 Due to MOSCOM Corporation..............................         --      1,367,000
 Other accrued liability................................         --          2,000
                                                         ----------  -------------
  Total current liabilities.............................    224,000      1,459,000
                                                         ----------  -------------

COMMITMENTS AND CONTINGENCIES ..........................
STOCKHOLDER'S EQUITY:
 Preferred stock; 1,000,000 shares authorized, none
  issued and outstanding at December 31, 1996,
  $.01 par value........................................         --             --
 Common stock; 20,000,000 shares authorized,
  1,600,000 shares issued and outstanding at
  December 31, 1996, $0.01 par value....................         --         16,000
 Additional paid-in capital.............................         --        201,000
 Retained deficit ......................................         --     (1,313,000)
 Divisional equity......................................    118,000             --
                                                         ----------  -------------
  Total stockholder's equity (deficit)..................    118,000     (1,096,000)
                                                         ----------  -------------
   Total liabilities and stockholder's equity ..........   $342,000    $   363,000
                                                         ==========  =============

The accompanying notes to financial statements are an integral part of these balance sheets.

                               VOTAN CORPORATION
                 (FORMERLY A DIVISION OF MOSCOM CORPORATION)
                           STATEMENTS OF OPERATIONS

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                            --------------------------------------------
                                                  1994           1995           1996
                                            --------------  ------------  --------------
SALES......................................   $   593,000     $  572,000    $   246,000
COST OF SALES:
 Direct costs..............................       122,000        132,000         82,000
 Amortization of software development
  costs....................................       183,000        197,000        146,000
                                            --------------  ------------  --------------
                                                  305,000        329,000        228,000
                                            --------------  ------------  --------------
 Gross profit..............................       288,000        243,000         18,000
OPERATING EXPENSES:
 Engineering and software development,
  net......................................       579,000        424,000        521,000
 Selling and marketing.....................       293,000        323,000        407,000
 General and administrative................       418,000        386,000        964,000
                                            --------------  ------------  --------------
                                                1,290,000      1,133,000      1,892,000
                                            --------------  ------------  --------------
 Loss from operations......................    (1,002,000)      (890,000)    (1,874,000)
PROVISION FOR TAXES........................         1,000          1,000          1,000
                                            --------------  ------------  --------------
NET LOSS...................................   $(1,003,000)    $ (891,000)   $(1,875,000)
                                            ==============  ============  ==============
UNAUDITED PRO FORMA NET LOSS PER SHARE ....                                 $     (1.17)
                                                                          ==============
Weighted average shares outstanding .......                                   1,600,000
                                                                          ==============

The accompanying notes to financial statements are an integral part of these statements.

                               VOTAN CORPORATION
                 (FORMERLY A DIVISION OF MOSCOM CORPORATION)
                STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                                                                       ADDITIONAL
                                                DIVISIONAL     PREFERRED    COMMON      PAID-IN       RETAINED
                                                  EQUITY         STOCK       STOCK      CAPITAL        DEFICIT
                                              -------------  -----------  ---------  ------------  -------------
Balance--January 1, 1994 ....................   $   495,000       $--       $    --     $     --     $        --
Net loss.....................................    (1,003,000)       --            --           --              --
Contribution from MOSCOM Corporation ........       916,000        --            --           --              --
                                              -------------  -----------  ---------  ------------  -------------
Balance--December 31, 1994...................       408,000        --            --           --              --
Net loss.....................................      (891,000)       --            --           --              --
Contribution from MOSCOM Corporation ........       601,000        --            --           --              --
                                              -------------  -----------  ---------  ------------  -------------
Balance--December 31, 1995...................       118,000        --            --           --              --
Net loss for the period from January 1, 1996
 through June 26, 1996 ......................      (562,000)       --            --           --              --
Net loss for the period from June 27, 1996
 through December 31, 1996 ..................            --        --            --           --      (1,313,000)
Contribution from MOSCOM Corporation  .......       661,000        --            --           --              --
Transfer to common stock ....................       (16,000)       --        16,000           --              --
Transfer to additional paid-in capital  .....      (201,000)       --            --      201,000              --
                                              -------------  -----------  ---------  ------------  -------------
Balance--December 31, 1996 ..................   $        --       $--       $16,000     $201,000     $(1,313,000)
                                              =============  ===========  =========  ============  =============

The accompanying notes to financial statements are an integral part of these statements.

                               VOTAN CORPORATION
                 (FORMERLY A DIVISION OF MOSCOM CORPORATION)
                           STATEMENTS OF CASH FLOWS

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                --------------------------------------------
                                                                      1994           1995           1996
                                                                --------------  ------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss......................................................   $(1,003,000)    $(891,000)    $(1,875,000)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation.................................................        28,000        26,000          27,000
  Amortization of capitalized software.........................       183,000       197,000         146,000
  Changes in operating assets and liabilities:
  Decrease (increase) in:
   Accounts receivable.........................................       (41,000)      106,000         (24,000)
   Other current assets........................................            --         1,000          (4,000)
  Increase (decrease) in:
   Accounts Payable and other accrued liability ...............            --            --          35,000
   Accrued payroll, commissions and related taxes..............            --         1,000          40,000
   Deferred compensation.......................................        (4,000)       18,000        (207,000)
                                                                --------------  ------------  --------------
    Net cash used in operating activities......................      (837,000)     (542,000)     (1,862,000)
                                                                --------------  ------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of equipment, furniture and fixtures.................            --        (2,000)        (87,000)
 Capitalized software expenditures.............................      (104,000)      (51,000)        (84,000)
                                                                --------------  ------------  --------------
    Net cash used in investing activities......................      (104,000)      (53,000)       (171,000)
                                                                --------------  ------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net contribution from MOSCOM Corporation......................       916,000       601,000         661,000
 Due to MOSCOM Corporation ....................................            --            --       1,367,000
    Net cash provided by financing activities..................       916,000       601,000       2,028,000
                                                                --------------  ------------  --------------
NET INCREASE (DECREASE) IN CASH................................       (25,000)        6,000          (5,000)
CASH, beginning of period......................................        27,000         2,000           8,000
                                                                --------------  ------------  --------------
CASH, end of period............................................   $     2,000     $   8,000     $     3,000
                                                                ==============  ============  ==============

The accompanying notes to financial statements are an integral part of these statements.

                              VOTAN CORPORATION
                 (FORMERLY A DIVISION OF MOSCOM CORPORATION)
                        NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

1. ORGANIZATION AND BASIS OF PRESENTATION:

   Votan Corporation ("Votan" or the "Company"), formerly a division of MOSCOM Corporation ("MOSCOM"), a Delaware corporation, was incorporated in Delaware in June 1996 and is a wholly-owned subsidiary of MOSCOM. Votan's business and operations were acquired by MOSCOM in September 1991 from a predecessor company which had been engaged in speech recognition and voice verification research and development since 1979. As discussed in Note 11, effective June 26, 1996, MOSCOM transferred substantially all of the voice verification and speech recognition business, operations (including research and development), assets and liabilities of its Votan division to the Company. The financial statements have been prepared on a stand-alone basis in accordance with generally accepted accounting principles as if the Company were a separate entity for all periods presented. The net assets for the Company as of June 26, 1996 have been transferred to common stock and additional paid-in capital, reflecting MOSCOM's initial capitalization of the Company. The Company began accumulating its retained earnings as of June 27, 1996. Votan's sales in the accompanying financial statements have been determined based upon existing sales of Votan's Speech Recognition and Voice Verification Boards and VoiceLock products, certain of which are not currently being marketed. Hereafter, the "Company" or "Votan" refers to the Votan division prior to June 26, 1996 and to Votan Corporation on and subsequent to June 26, 1996.

2. GOING CONCERN AND RISK FACTORS

   The accompanying financial statements have been prepared assuming the Company will continue as a going concern. For at least the last three years, the Company has operated, and is currently operating, at a loss. The Company's working capital requirements and cash flow provided by its operating activities are likely to vary greatly from quarter to quarter, depending on the volume of production, the timing of deliveries, the buildup of inventories and the payment terms offered to customers. In the past, the Company's working capital needs have been met by MOSCOM. However, MOSCOM will no longer be providing funds to finance the Company's future operations. The Company believes that its existing capital resources, together with the net proceeds of an equity offering and the interest earned thereon, will be adequate to fund the Company's operations for the next twelve months. The Company does not have any committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on commercially reasonable terms, if at all. If adequate funds are not available on terms acceptable to the Company, the Company may be required to delay, scale back of eliminate certain aspects of its operations or attempt to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, products or potential markets. If adequate funds are not available, the Company's business, financial condition and results of operations would be materially and adversely affected.

   The Company is also subject to certain risks common to companies in similar stages of development. See "Risk Factors -- Going Concern Assumption; Past and Anticipated Operating Losses; Uncertainty of Future Results," "--Recent Organization: Absence of Operating History as an Independent Business; Limited Relevance of Historical Financial Information,"
"--Uncertainties Regarding Future Capital Requirements; Absence of MOSCOM Funding," "--Early Stage of Market Development; Uncertainty of Market Acceptance," "--No Assurance of Commercialization of Products Under Development," and " -- Potential Fluctuations in Quarterly Results."

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Description of the Business

   Votan is a developer of advanced speech technologies utilized in speech recognition and voice verification applications used to ensure the security of financial transactions, databases and physical facilities. The Company's products are manufactured by contract computer board manufacturers, one of which, historically, has been MOSCOM.

                              VOTAN CORPORATION
                 (FORMERLY A DIVISION OF MOSCOM CORPORATION)
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)
  Management's Use of Estimates and Judgment

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

   Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reflected at fair value because of the short-term maturity of these instruments.

 Cash Equivalents

   All highly liquid investments with a remaining maturity of three months or less at the date of acquisition are classified as cash equivalents.

 Inventories

   Inventories are carried at the lower of cost or market value on a first-in, first-out (FIFO) basis. Inventories are manufactured on a contract basis as required. Cost of sales on Votan products are reflected herein at MOSCOM's costs. See Note 10 for a further description of related party transactions.

 Property and Equipment

   Property and equipment is recorded at cost. Depreciation is computed on a straight-line basis using the following estimated useful lives:

Computer hardware and software  .... 3-5 years
Machinery and equipment ............ 4-7 years
Furniture and fixtures ............. 5-10 years

 Software Development Costs

   Software development costs meeting recoverability tests are capitalized and amortized on a product-by-product basis over their economic lives, generally three years, or the ratio of current revenues to current and anticipated revenues from such software, whichever provides the greater amortization. The Company continually evaluates, based upon cash flow projections on a product basis and other factors as appropriate, whether events and circumstances have occurred that indicate that the remaining estimated useful life of the applicable asset warrants revision or that the remaining balance of the asset may not be recoverable. Software development costs and related accumulated amortization are written off when fully amortized.

 Stockholder's Equity

   Stockholder's equity represents a summary of all intercompany activity between Votan and MOSCOM as well as the accumulation of losses. The Company has begun accumulating retained earnings (accumulated deficit) as of June 27, 1996.

                              VOTAN CORPORATION
                 (FORMERLY A DIVISION OF MOSCOM CORPORATION)
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)
  Revenue Recognition

   The Company recognizes revenue from product sales upon shipment to the customer. The accompanying financial statements do not reflect the sales of the Company's products as part of products or systems sold by MOSCOM. Upon completion of the transaction referred to in Note 11, the Company will receive royalty income relative to such sales.

 Income Taxes

   MOSCOM Corporation files a consolidated federal income tax return in the United States. Prior to June 26, 1996, Votan was not a separate taxable entity. Its results have been included in MOSCOM's consolidated federal tax return. Income taxes have been provided herein as if the Company had filed a separate return. The Company accounts for income taxes under the liability method. Under this method, any deferred income taxes recorded are provided for at current statutory rates to reflect the impact of "temporary" differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Certain of the net operating loss tax carryforwards reflected herein have been utilized by MOSCOM and will not be available for use in future periods.

 Unaudited Pro Forma Net Loss Per Share

   Pursuant to Securities and Exchange Commission requirements, losses per share and share disclosures of the Company are presented on a pro forma basis for the most recent year presented, giving retroactive effect to the capitalization of the Company and the 5,499 per share stock dividend on the Common Stock and the 3.4375 to 1 reverse stock split (see Notes 11 and 12).

 Deferred Compensation Plan

   The Company provides certain management employees with the opportunity to participate in an unfunded, deferred compensation program. One management employee was covered under this Plan. Under the Plan, employees can defer a portion of their salary.

 Long-Lived Assets

   Effective January 1, 1996, the Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires long-lived assets as well as identified intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. The impact of implementation of this statement was insignificant.

 Stock-Based Compensation

   In October, 1995, Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" was issued which sets forth a fair value method of recognizing stock based compensation expense. As permitted by SFAS No. 123, the Company intends to continue to measure compensation for such plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and will disclose the additional information relative to issued stock options and pro forma net income and earnings per share, as if the options granted were expensed at their estimated fair value at the time of grant. There was no effect on the Company's financial statements as a result of adopting this statement.

                              VOTAN CORPORATION
                 (FORMERLY A DIVISION OF MOSCOM CORPORATION)
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. PROPERTY AND EQUIPMENT:

   The major classifications of property and equipment as of December 31, 1995 and 1996 are as follows:

                                        DECEMBER 31,
                                   --------------------
                                      1995       1996
                                   ---------  ---------
Machinery and equipment...........  $ 18,000   $ 30,000
Computer hardware and software ...    84,000    137,000
Furniture and fixture.............    58,000     79,000
                                   ---------  ---------
Property and equipment, at cost ..   160,000    246,000
Less: Accumulated depreciation ...    97,000    123,000
                                   ---------  ---------
Total property and equipment,
 net..............................  $ 63,000   $123,000
                                   =========  =========

5. ENGINEERING AND SOFTWARE DEVELOPMENT EXPENDITURES:

   Engineering and software development expenditures incurred during the years ended December 31, 1994, 1995 and 1996 were recorded as follows:

                                                          DECEMBER 31,
                                              ----------------------------------
                                                  1994        1995        1996
                                              ----------  ----------  ----------

Engineering and software development expense
 included in the statements of operations ...   $579,000    $424,000    $521,000
Amounts capitalized and included in the
 balance sheets..............................    104,000      51,000      84,000
                                              ----------  ----------  ----------
 Total expenditures for engineering and
  software development.......................   $683,000    $475,000    $605,000
                                              ==========  ==========  ==========

6. FINANCING:

   MOSCOM has utilized a centralized cash management system. As such, cash had not been allocated on a divisional level. All of the Company's receipts were collected by MOSCOM and MOSCOM was liable for all of the Company's purchases. Net cash paid on behalf of the Company by MOSCOM was accounted for as capital contributions to divisional equity through June 26, 1996. Subsequent to June 26, 1996, advances to the Company from MOSCOM are included as a short-term liability and included on the Company's balance sheet with $1,367,000 due to MOSCOM. Amounts outstanding under this arrangement are noninterest bearing and due upon demand. All amounts outstanding are expected to be repaid to MOSCOM upon the successful completion of the Company's initial stock offering. The Company has not reflected either interest income or interest expense on centralized cash balances or borrowings and any such amounts are not material to the financial statements.

7. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK:

   Sales to one customer was approximately 21% of the Company's total sales in 1994. Sales to two customers amounted to approximately 56% and 12% of the Company's total sales in 1995. Sales to three customers were approximately 44%, 20%, and 20% of the Company's total sales in 1996.

   Export sales to European companies amounted to $359,000 and $397,000 for the years ended December 31, 1994 and 1995, respectively. There were no sales to European companies for the year ended December 31, 1996.

                              VOTAN CORPORATION
                 (FORMERLY A DIVISION OF MOSCOM CORPORATION)
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8. INCOME TAXES:

   The accompanying financial statements reflect an effective tax rate of 40%, which reasonably reflects what the Company's tax rate would have been as a separate taxable entity. No net tax benefit has been reflected in the accompanying financial statements for losses incurred in the years ended December 31, 1994, 1995 and 1996, as the tax loss carryforwards generated in those years by Votan are fully offset by increases in the valuation allowance.

   The income tax provision for the years ending December 31, 1994, 1995 and 1996 includes the following:

                                      1994         1995         1996
                                  -----------  -----------  -----------
Current:
                                        $            $            $
 Federal ........................          --           --           --
 State...........................       1,000        1,000        1,000
Deferred:
 Federal ........................    (324,000)    (286,000)    (610,000)
 State...........................     (49,000)     (48,000)     (79,000)
 Increase in valuation
 allowance.......................     373,000      334,000      689,000
                                  -----------  -----------  -----------
  Total..........................   $   1,000    $   1,000    $   1,000
                                  ===========  ===========  ===========

   The income tax provision differs from those computed using the statutory federal rate of 34%, for the years ended December 31, 1994, 1995 and 1996 due to the following:

                                              1994          1995          1996
                                         ------------  ------------  ------------
Tax at statutory rate...................   $(341,000)    $(303,000)    $(637,000)
State taxes, net of federal tax effect       (32,000)      (31,000)      (52,000)
Increase in valuation allowance.........     373,000       334,000       689,000
Other...................................       1,000         1,000         1,000
                                         ------------  ------------  ------------
  Total.................................   $   1,000     $   1,000     $   1,000
                                         ============  ============  ============

   The deferred income tax asset (liability) recorded in the accompanying balance sheets results from temporary differences between financial statement and tax basis of assets and liabilities at December 31, 1995 and 1996 as follows:

                                       1995           1996
                                  -------------  -------------
Net operating loss
 carryforwards...................   $ 1,318,000    $ 2,059,000
Fixed assets.....................        (9,000)        (8,000)
Capitalized software.............      (107,000)       (83,000)
Deferred compensation............        85,000          8,000
Valuation allowance..............    (1,287,000)    (1,976,000)
                                  -------------  -------------
 Deferred asset (liability) .....   $        --    $        --
                                  =============  =============

   Certain of the net operating loss tax carryforwards reflected herein have been utilized by MOSCOM and will not be available for use in future periods.

9. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

   The Company leases its office facilities under an operating lease which was originally scheduled to expire in 1998. On July 8, 1996, the Company entered into a new lease for a 10,680 square foot facility

                              VOTAN CORPORATION
                 (FORMERLY A DIVISION OF MOSCOM CORPORATION)
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

9. COMMITMENTS AND CONTINGENCIES: (Continued) commencing December 1, 1996 and ending November 30, 2001. This lease superseded the Company's current lease which was to expire in 1998. Rent expense (exclusive of real estate taxes and other expenses) was $69,000, $23,000 and $56,000 for the years ended December 31, 1994, 1995 and 1996, respectively. The future minimum payments under the new operating lease for the years ending December 31 are as follows:

1997...   $173,000
1998...    179,000
1999...    184,000
2000...    191,000
2001...    175,000

   MOSCOM rent expense allocated to the Company was $17,000, $13,000 and $4,000 for the years ended December 31, 1994, 1995 and 1996, respectively. This is included within the allocations discussed in Note 10.

 Employment Agreements

   In June 1996, the Company entered into a two year employment agreement with one key executive. This agreement entitles the executive to bonuses of $25,000 upon execution of the employment agreement, $25,000 upon completion of a successful initial public offering and a salary of $180,000 per annum.

 Legal Matters

   The Company is subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management, such liability will not have a material adverse effect on the Company's financial condition or results of operations.

10. RELATED PARTY TRANSACTIONS:

   MOSCOM has provided services to Votan including, but not limited to, cash management, financial services, management information systems and legal services, as well as executive administration. MOSCOM has also provided engineering technical support relative to some of the technology utilized in Votan's products. These financial statements include an allocation of MOSCOM's expenses for the years ended December 31, 1994, 1995 and 1996 as follows:

                                                      YEARS ENDED
                                                      DECEMBER 31,
                                          ----------------------------------
                                              1994        1995        1996
                                          ----------  ----------  ----------
Engineering and software development ....   $405,000    $249,000    $139,000
Marketing................................     66,000      62,000      19,000
Selling..................................    101,000     135,000       3,000
Administrative...........................    118,000     132,000      88,000
                                          ----------  ----------  ----------
  Total allocation of operating
 expenses................................   $690,000    $578,000    $249,000
                                          ==========  ==========  ==========

   The above charges have been allocated based upon relative sales levels of Votan products as a percentage of MOSCOM sales, headcount and other methods as appropriate. Votan employees are reflected directly in the accompanying financial statements.

                              VOTAN CORPORATION
                 (FORMERLY A DIVISION OF MOSCOM CORPORATION)
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

10. RELATED PARTY TRANSACTIONS:  (Continued)
    Reflected in the balance sheet as of December 31, 1996 is $1,367,000 due to MOSCOM. This amount relates to certain costs reimbursable to MOSCOM incurred on behalf of Votan in accordance with the Subsidiary Formation Agreement (the "Formation Agreement") discussed in Note 11. These amounts will be repaid to MOSCOM, up to a maximum of $1.6 million, upon successful completion of the initial public offering. Any amounts in excess of $1.6 million will be treated as an increase to the Company's equity upon completion of the offering.

   Management believes that the method of allocation is reasonable. The charges are not necessarily representative of the amounts that would have been incurred had Votan been an unaffiliated entity. Management estimates that had Votan been operating as an unaffiliated entity, it would have incurred total operating expenses of $2.1 million, $2.2 million and $2.5 million for the years ended December 31, 1994, 1995 and 1996, respectively. The Company anticipates that certain of these services will be outsourced in the future to MOSCOM or some other provider if deemed to be cost efficient.

11. CAPITALIZATION:

   Effective June 26, 1996, MOSCOM transferred substantially all of the voice verification and speech recognition business, operations (including research and development), assets and liabilities of the Votan division to the Company. In connection with the Formation, the Company has entered into certain agreements with MOSCOM which govern the continuing relationship between MOSCOM and the Company, including a (i) the Formation Agreement; (ii) License Agreement and (iii) Service and Supply Agreement.

   Reflected in the balance sheet as of December 31, 1996 is the transfer of such assets and assumption of such liabilities from MOSCOM in accordance with the Formation Agreement. The net amount transferred to the Company from MOSCOM has been accounted for herein as a capital contribution.

   Pursuant to the Formation Agreement, MOSCOM transfered all of the assets of its Votan division to the Company in consideration for the issuance to MOSCOM of 5,500,000 fully paid, non-assessable shares of Common Stock of the Company. The Company agreed to assume and pay, perform and discharge all debts, obligations, contracts and liabilities of MOSCOM related to these assets. The Company also agreed to pay MOSCOM for: (i) certain costs incurred by MOSCOM related to the Formation and the hiring of executive officers of the Company, including recruiting fees and compensation-related expenses and
(ii) costs and expenses incurred by MOSCOM in connection with the organization and funding of the Company. The costs and expenses referred to in (i) and (ii) above shall not exceed $200,000. In addition, the Company authorized 100,000 shares of preferred stock and 10,000,000 shares of Common Stock. On September 6, 1996 the Company amended its Certificate of Incorporation to increase the total number of authorized shares of its Preferred Stock to 1,000,000 and the total number of authorized shares of its Common Stock to 20,000,000.

   Pursuant to the License Agreement, the Company has granted MOSCOM a non-exclusive, non-transferable worldwide license to continue selling the TeleVoice System, certain computer board products and other products incorporating the Company's algorithms. MOSCOM and the Company have also agreed to promptly disclose and license to each other on a non-exclusive, royalty-free basis, all improvements to the licensed technologies and products which they make or acquire during the term of the license. MOSCOM has the right to grant sublicenses to end-users and distributors without prior consent, but must obtain the Company's prior written consent for sublicenses to other VARs. MOSCOM is required to pay one, and only one, of the following royalties to the Company for each sale or license of the products and technologies covered by the License Agreement: (i) $50 for each copy of the licensed algorithms sublicensed to an end-user or distributor;
(ii) $50 per sale of a product incorporating a licensed algorithm; (iii) $50 for each functional port on each computer board sold, if such board incorporates a licensed algorithm and is sold with application software; or
(iv) $50 for each board or other computer board sold, if such board incorporates a licensed algorithm but is not sold with application software. The license shall continue in effect until terminated, with the Company having the right to terminate in the event of MOSCOM's breach or bankruptcy and MOSCOM having the right to terminate for any reason. The Company may terminate the license upon 30 days' prior written notice to MOSCOM. MOSCOM

                              VOTAN CORPORATION
                 (FORMERLY A DIVISION OF MOSCOM CORPORATION)
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

11. CAPITALIZATION:  (Continued)
must provide the Company with 180 days' prior written notice of termination of the license. If MOSCOM terminates because of a material breach by the Company, MOSCOM's licenses shall survive such termination and no further royalties shall be due to the Company.

   Pursuant to the Service and Supply Agreement, MOSCOM has agreed to sell to the Company certain speech recognition and voice verification boards for an amount equal to 1.25 times MOSCOM's cost for each such board. In addition, pursuant to the Service and Supply Agreement, MOSCOM has agreed to provide the Company with certain administrative and accounting services, as the Company may from time to time require, for a fee equal to four times the gross hourly salary paid by MOSCOM to any employee who performs such administrative and accounting services for Votan, multiplied by the actual number of hours expended by each such employee to perform such services. In the event that MOSCOM, upon Votan's request, pays premiums on group employee benefit plans for the benefit of Votan employees, Votan has agreed to reimburse MOSCOM in an amount equal to 105% of such premiums paid by MOSCOM. Finally, MOSCOM has agreed to provide space at its facilities for certain Votan employees who will perform services for Votan at such facilities until their relocation to Votan's facilities in California. Votan is required to pay 1.25 times MOSCOM's cost of occupancy for that portion of MOSCOM's facilities allocated to occupancy by such Votan employees.

   The Company, on June 26, 1996, also adopted the 1996 Stock Option Plan. Under this Plan, up to 825,000 shares of Common Stock have been initially authorized for issuance. The 1996 Plan includes a Discretionary Option Grant Program under which employees and consultants may be granted options and an Automatic Option Grant Program under which option grants will automatically be made to eligible non-employee members of the Board of Directors of the Company. All options under this Plan will be at an exercise price of not less than 85% of their fair market value at the date of grant.

   Options granted under this plan are exercisable for ten years from the date of grant and vest over a four year period. No options, however, are exercisable prior to the completion of a public offering of the Company's Common Stock.

   During 1996, 402,000 options were granted and are outstanding at December 31, 1996, consisting of 342,000 incentive stock options exercisable at $6.00 per share and 60,000 non-qualified stock options exercisable at $5.15 per share. No options were exercised during 1996.

   On September 20, 1996, the Company declared a stock dividend on each issued and outstanding share of Common Stock payable in the form of 5,499 additional shares of Common Stock. All per share amounts have been retroactively restated to give effect to the stock dividend.

12. SUBSEQUENT EVENTS:

 Reverse Stock Split

   On March 7, 1997, the Board of Directors of the Company approved a 3.4375 to 1 reverse stock split. All share and per share amounts have been restated to reflect the effects of the reverse stock split.

 Stock Option Plan

   On March 7, 1997, the following events occurred; (i) the Company cancelled all outstanding stock options previously granted under the Plan, (ii) amended the 1996 Stock Option Plan reducing the number of shares of Common Stock originally authorized for issuance from 825,000 shares to 450,000 shares and
(iii) issued 172,480 non-qualified stock options exercisable at $4.25 per share which vest over a four year period. No options, however, are exercisable prior to the earlier of (i) the completion of a public offering of the Company's Common Stock or (ii) March 7, 1998.

                              [GRAPHIC OMITTED]

This chart depicts potential applications within a bank for the Company's voice verification technologies including: bank teller verification, home banking and automatic teller machines.


                                 [VOTAN LOGO]

   NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                              TABLE OF CONTENTS

                                                PAGE
                                             --------
Prospectus Summary .........................      3
Risk Factors ...............................      7
Use of Proceeds ............................     17
Dividend Policy ............................     17
Capitalization .............................     18
Dilution ...................................     19
Selected Financial Data ....................     20
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations ................................     21
Business ...................................     25
Management .................................     37
Certain Transactions .......................     43
Principal Stockholders .....................     46
Description of Capital Stock................     47
Shares Eligible for Future Sale ............     49
Underwriting ...............................     51
Legal Matters ..............................     53
Experts ....................................     53
Available Information ......................     53
Index to Financial Statements ..............    F-1

   UNTIL          , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               1,600,000 SHARES

 #############################################################################

                               GRAPHIC OMITTED
 PICKUP: "P1"
 =============================================================================
 IMAGE: "VOTANLOGO"
 =============================================================================
 #############################################################################

                                 VOTAN CORPORATION
                                 COMMON STOCK

                                  PROSPECTUS

                           H. J. MEYERS & CO., INC.


                                       , 1997

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq Small Cap Market listing fee.


                                                        AMOUNT TO
                                                         BE PAID
                                                      -----------
SEC registration fee.................................  $   13,562
NASD filing fee .....................................       8,728
Nasdaq SmallCap Market listing fee ..................      20,000
Printing and engraving expenses .....................     200,000
Legal fees and expenses .............................     250,000
Accounting fees and expenses ........................     260,000
Blue sky fees and expenses (including counsel fees)        40,000
Transfer agent and registrar fees and expenses  .....      10,000
Fee paid to Grady & Hatch ...........................     100,000
Underwriter's non-accountable expense allowance (1)       240,000
Miscellaneous .......................................      57,710
                                                      -----------
  Total (2)..........................................  $1,200,000
                                                      ===========


------------
(1) $258,000 and $18,000 payable by the Registrant and MOSCOM, respectively, if the Underwriter's over-allotment option is exercised in full.
(2) This total includes approximately $400,000 of expenses, which were paid by MOSCOM in connection with the Company's postponed 1996 offering that will not be reimbursed by the Company.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation Law permits the Registrant to, and Article 9 of the Certificate of Incorporation provides that the Registrant may, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   The Registrant has sold and issued the following securities during the past three years:

     On September 20, 1996, the Registrant declared a stock dividend on each issued and outstanding share of Common Stock payable in the form of 5,499 additional shares of Common Stock.

     On June 26, 1996, the Registrant issued 1,000 shares of Common Stock to MOSCOM Corporation in connection with the transfer of all of the assets of the Votan Division of MOSCOM Corporation to the Registrant, which assets had a book value of $217,000.

     The above securities were offered by the Registrant in reliance upon an exemption from registration under either (i) Section 4(2) of the Securities Act as transactions not involving any public offering or (ii) Rule 701 under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

 ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits


 NUMBER       DESCRIPTION
------------  ----------------------------------------------------------------------------------------------
     1.2      Form of Underwriting Agreement between the Registrant and H.J. Myers & Co., Inc.
     3.1  *   Amended and Restated Certificate of Incorporation of the Registrant.
     3.1(a)*  Certificate of Amendment of Certificate of Incorporation of the Registrant.
     3.2  *   Amended and Restated Bylaws of the Registrant.
     3.2(a)   Second Amended and Restated Bylaws of the Registrant.
     4.1  *   Specimen certificates for shares of the Registrant's Common Stock.
     4.2  *   Provisions of the Certificate of Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant (included in Exhibits 3.1 and 3.2 to this
              Registration Statement).
     4.3  *   Form of Underwriter's Warrant.
     5.1  *   Opinion of Brobeck, Phleger & Harrison LLP.
    10.1  *   Lease dated May 23, 1995 between Bernal Avenue Associates and the Registrant.
    10.2  *   Lease dated July 8, 1996 between Bernal Avenue Associates and the Registrant.
    10.2(a)*  First Amendment to Bernal Corporate Park Lease.
    10.3  *   Subsidiary Formation Agreement dated June 26, 1996 between the Registrant and MOSCOM.
    10.4  *   License Agreement dated June 26, 1996 between the Registrant and MOSCOM.
    10.5  *   Service and Supply Agreement dated June 26, 1996 between the Registrant and MOSCOM.
    10.6  *   Employment Agreement dated June 19, 1996 between the Registrant and Mr. John A. White.
    10.8  *   1996 Stock Option Plan.
    10.9  *   Value Added Reseller Agreement dated September 6, 1996 between the Registrant and MOSCOM.
    10.10 *   Letter Agreement dated September 4, 1996 between Grady & Hatch, Inc. and MOSCOM.
    10.11 *   Financial Consulting Agreement between Registrant and H.J. Meyers & Co. Inc.
    23.1      Consent of Arthur Andersen LLP.
    23.2  *   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1 to this Registration
              Statement).
    23.3  *   Consent of Donald G. Heitt (Director Designee).
    23.4  *   Consent of William E. O'Connor (Chief Financial Officer Designee).
    24.1  *   Powers of Attorney (see Signature page).
    27.1  *   Financial Data Schedule.


------------
*  Previously filed.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or notes thereto.

 ITEM 17. UNDERTAKINGS

   The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424 (b)
       (1) or (4), or 497 (h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement."

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effectiv amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 8th day of April, 1997.


                                        VOTAN CORPORATION

                                        By: /s/ John A. White
                                        -------------------------------------
                                            John A. White
                                            President and Chief Executive
                                            Officer

                                  SIGNATURES


   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 5 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 8TH DAY OF APRIL, 1997:


SIGNATURE                         TITLE(S)
---------                         --------
By: /s/ John A. White             President, Chief Executive Officer
   ----------------------------   and Director (Principal Executive
   John A. White                  and Financial Officer)


By:            *                  Director
 ----------------------------
 Albert J. Montevecchio


*By: /s/ John A. White
    ----------------------------
    John A. White as
    Attorney-in-Fact

                                EXHIBIT INDEX

  EXHIBIT NO.                                           DESCRIPTION                                          PAGE NO.
---------------  ---------------------------------------------------------------------------------------  ------------
      1.2        Form of Underwriting Agreement between the Registrant and H.J. Myers & Co., Inc.
      3.1  *     Amended and Restated Certificate of Incorporation of the Registrant.
      3.1(a)*    Certificate of Amendment of Certificate of Incorporation of the Registrant.
      3.2  *     Amended and Restated Bylaws of the Registrant.
      3.2(a)     Second Amended and Restated Bylaws of the Registrant.
      4.1  *     Specimen certificates for shares of the Registrant's Common Stock.
      4.2  *     Provisions of the Certificate of Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant (included in Exhibits 3.1 and 3.2 to this Registration Statement).
      4.3  *     Form of Underwriter's Warrant.
      5.1  *     Opinion of Brobeck, Phleger & Harrison LLP.
     10.1  *     Lease dated May 23, 1995 between Bernal Avenue Associates and the Registrant.
     10.2  *     Lease dated July 8, 1996 between Bernal Avenue Associates and the Registrant.
     10.2(a)*    First Amendment to Bernal Corporate Park Lease.
     10.3  *     Subsidiary Formation Agreement dated June 26, 1996 between the Registrant and MOSCOM.
     10.4  *     License Agreement dated June 26, 1996 between the Registrant and MOSCOM.
     10.5  *     Service and Supply Agreement dated June 26, 1996 between the Registrant and MOSCOM.
     10.6  *     Employment Agreement dated June 19, 1996 between the Registrant and Mr. John A. White.
     10.8  *     1996 Stock Option Plan.
     10.9  *     Value Added Reseller Agreement dated September 6, 1996 between the Registrant and MOSCOM.
     10.10 *     Letter Agreement dated September 4, 1996 between Grady & Hatch, Inc. and MOSCOM.
     10.11 *     Financial Consulting Agreement between Registrant and H.J. Meyers & Co. Inc.
     23.1        Consent of Arthur Andersen LLP.
     23.2  *     Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1 to this Registration
                 Statement).
     23.3  *     Consent of Donald G. Heitt (Director Designee).
     23.4  *     Consent of William E. O'Connor (Chief Financial Officer Designee)
     24.1  *     Powers of Attorney (see Signature page).
     27.1  *     Financial Data Schedule.

------------
*  Previously filed.